Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMONG

LANTHEUS HOLDINGS, INC.,

PLATO MERGER SUB, INC.

AND

PROGENICS PHARMACEUTICALS, INC.

DATED AS OF FEBRUARY 20, 2020

(i)

Table of Contents

(continued)

(ii)

Table of Contents

(continued)

LIST OF EXHIBITS

Exhibit A	-	Form of CVR Agreement
Exhibit B	-	Form of Surviving Corporation Certificate of Incorporation
Exhibit C		Form of Officer’s Certificate of the Company
Exhibit D		Form of Officer’s Certificate of Parent

(iii)

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”), dated as of February 20, 2020 (the “Execution Date”), among Lantheus Holdings, Inc., a Delaware corporation (“Parent”), Plato Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), amends and restates in its entirety that certain Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of October 1, 2019 (the “Original Execution Date”), among Parent, Merger Sub and the Company. Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms have the meanings given to them in Section 1.1.

RECITALS

WHEREAS, the Parties desire to amend and restate the Original Merger Agreement in its entirety on the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned Subsidiary of Parent;

WHEREAS, at or immediately prior to the Effective Time, Parent and a rights agent selected by Parent and reasonably acceptable to the Company (the “Rights Agent”) will enter into a Contingent Value Rights Agreement (the “CVR Agreement” and, together with the other transactions contemplated by this Agreement, including the Merger, the “Transactions”), in substantially the form attached hereto as Exhibit A (subject to modifications contemplated by Section 6.3);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement, the CVR Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement, the CVR Agreement and the Transactions (including the Merger), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) recommended the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement, the CVR Agreement and the Transactions (including the issuance by Parent of its common stock, par value $0.01 per share, in connection with the Merger (the “Parent Share Issuance” and, such stock, the “Parent Common Stock”)) are fair to and in the best interests of Parent and its stockholders, (ii) approved, adopted and declared advisable this Agreement, the CVR Agreement and the Transactions (including the Parent Share Issuance), (iii) directed that the Parent Share Issuance be submitted to a vote at a meeting of Parent’s stockholders and (iv) recommended the approval of the Parent Share Issuance by Parent’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger), (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub and (iii) recommended adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the Parties intend, as set forth in Section 10.3, that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Article IV and Article V are made by the Company or Parent and Merger Sub shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement and (c) each reference to “this Agreement” or “herein” in the representations and warranties set forth in Article IV and Article V shall refer to “the Original Merger Agreement”, in each case of (a), (b) and (c), unless expressly indicated otherwise in this Agreement;

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that this Agreement constitutes and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Transactions and to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Affiliate” means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 7.5(a).

“Anti-Corruption Laws” has the meaning set forth in Section 4.23.

“Antitrust Division” has the meaning set forth in Section 7.4(a).

“Antitrust Laws” has the meaning set forth in Section 7.4(a).

“Beneficial Owner”, with respect to a Security, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act, and the terms “Beneficially Owned”, “Beneficially Owns” and “Beneficial Ownership” shall be construed accordingly.

“Board of Directors” means the board of directors of any specified Person.

“Book-Entry Shares” has the meaning set forth in Section 2.6(c).

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in New York, New York, are authorized or required by applicable Law to be closed.

“Certificate” has the meaning set forth in Section 2.6(c).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change” has the meaning set forth in the definition of “Material Adverse Effect”.

“Change in Recommendation” has the meaning set forth in Section 7.2(a).

“Claim” has the meaning set forth in Section 7.8(a).

“Clayton Act” means the Clayton Antitrust Act of 1914.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 4.16(a).

“Company Breach Termination Fee” has the meaning set forth in Section 9.3(b).

“Company Capital Stock” has the meaning set forth in Section 4.3(a).

“Company Common Stock” means the common stock, par value $0.0013 per share, of the Company.

“Company Contracts” has the meaning set forth in Section 4.19(b).

“Company Directors” has the meaning set forth in Section 2.9.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Expense Reimbursement” has the meaning set forth in Section 9.4.

“Company Financial Advisor” has the meaning set forth in Section 4.24.

“Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of the Company for the periods included therein, including in each case a consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows, and accompanying notes.

“Company Identified Representations” means the first and third sentences of Section 4.1 (Organization), Section 4.2(b) (Subsidiaries), Section 4.3 (Capitalization), Section 4.4 (Authorization; Board Approval; Voting Requirements), Section 4.5 (Takeover Statute; No Restrictions on the Transactions), Section 4.24 (Opinion of Financial Advisor) and Section 4.25 (Brokers).

“Company Improvements” has the meaning set forth in Section 4.15.

“Company IT Assets” has the meaning set forth in Section 4.18(l).

“Company Leased Real Property” means all real property interests leased by the Company or any of the Company Subsidiaries.

“Company License Agreements” has the meaning set forth in Section 4.18(c).

“Company Owned Intellectual Property” has the meaning set forth in Section 4.18(a).

“Company Permits” has the meaning set forth in Section 4.13(a).

“Company Preferred Stock” has the meaning set forth in Section 4.3(a).

“Company Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of the Company Subsidiaries, including, for the avoidance of doubt, RELISTOR® (methylnaltrexone bromide).

“Company Recommendation” has the meaning set forth in Section 4.4(b).

“Company Record Date” has the meaning set forth in Section 7.2(a).

“Company Regulatory Agency” has the meaning set forth in Section 4.9(a)(i)(B).

“Company Regulatory Permits” has the meaning set forth in Section 4.9(a)(i)(B).

“Company SEC Documents” has the meaning set forth in Section 4.7(a).

“Company Stock Option” means an option to purchase shares of Company Common Stock issued under the Company Stock Plans.

“Company Stock Plan” means the 2005 Stock Incentive Plan and 2018 Performance Incentive Plan or any other equity or equity-based compensation plan of the Company.

“Company Stock Price” means the average of the volume weighted average price per share of Company Common Stock on the Nasdaq Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the date that the condition set forth in Section 8.1(a) is satisfied and each of the complete trading days immediately following such date, ending with (and including) the last complete trading day prior to the Closing Date.

“Company Stockholder Approval” has the meaning set forth in Section 4.4(c).

“Company Stockholders Meeting” has the meaning set forth in Section 7.2(a).

“Company Subsidiary” has the meaning set forth in Section 4.2(a).

“Company Termination Fee” has the meaning set forth in Section 9.3(a).

“Confidentiality Agreement” has the meaning set forth in Section 7.3(c).

“Constituent Documents” means with respect to any entity, its certificate or articles of association or incorporation, bylaws and any similar charter or other organizational documents of such entity.

“Continuing Employee” means each individual who is employed by the Company or any Company Subsidiary immediately before the Effective Time and who remains employed by the Surviving Corporation or its Subsidiaries immediately following the Effective Time.

“Contract” means any note, bond, mortgage, indenture, guarantee, license, franchise, Permit, agreement, a legally binding arrangement, contract, commitment, letter of intent, or other instrument or legally binding obligation (whether oral or written), and any amendments thereto.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“Covered Product IP” has the meaning set forth in Section 4.18(a).

“Covered Rights” means, with respect to a Company Product, the Intellectual Property rights necessary or being used or held for use to research, develop, manufacture, have manufactured, supply, test, distribute, market, promote, license, offer for sale, sell, import, export, commercialize or otherwise exploit such Company Product in any jurisdiction.

“Credit Facility” means the certain Loan Agreement, dated as of November 4, 2016, by and between Healthcare Royalty Partners III, L.P., and MNTX Royalties Sub LLC, as amended, supplemented or otherwise modified prior to the date hereof.

“CVR” has the meaning set forth in Section 2.6(b).

“CVR Agreement” has the meaning set forth in the Recitals.

“D & O Insurance” has the meaning set forth in Section 7.8(d).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.8.

“Effective Time” has the meaning set forth in Section 2.3.

“EMA” has the meaning set forth in Section 4.9(e).

“Environmental Law” means any foreign, federal, state or local Law, treaty, Order, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of occupational health and safety, natural resources, the environment or Hazardous Substances, including Laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.

“Environmental Permit” means any Permit required pursuant to or necessary under applicable Environmental Laws.

“Equity Rights” means, with respect to any Person, any Security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings of such Person, including, in the case of the Company, the Company Stock Options.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any Company Subsidiary would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 3.1(a).

“Exchange Fund” has the meaning set forth in Section 3.1(a).

“Exchange Ratio” has the meaning set forth in Section 2.6(b).

“Execution Date” has the meaning set forth in the Preamble.

“FDA” has the meaning set forth in Section 4.9(a)(i)(A).

“FDCA” has the meaning set forth in Section 4.9(a)(i)(A).

“Five Percent Holder” means a Person that is a Beneficial Owner of five percent or more of the outstanding shares of Company Common Stock and has filed a Schedule 13D under the Exchange Act (or a member of a “group” (as defined in the Exchange Act) comprising such a Person).

“Foreign Competition Laws” has the meaning set forth in Section 4.6(b).

“Form S-4” has the meaning set forth in Section 4.6(b).

“FTC” means the Federal Trade Commission.

“GAAP” has the meaning set forth in Section 4.7(b).

“Governmental Entity” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organization, including the SEC and European Union, or any regulatory body appointed by any of the foregoing, in each case, in any jurisdiction, including any Company Regulatory Agency or Parent Regulatory Agency.

“Hazardous Substances” means all substances, materials or chemicals defined or regulated as “hazardous,” “toxic,” “radioactive,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning under or pursuant to any applicable Environmental Law, including any constituents defined as “oil”, or “pollutant or contaminant” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, and also including toxic mold, radon, petroleum, petroleum products, petroleum by-products, petroleum breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls.

“Healthcare Laws” means the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), and any European Economic Area Member State Laws implementing the provisions of these directives, the Misleading and Comparative Advertising Directive (2006/114/EC), the Unfair Commercial Practices Directive (2005/29/EC), and any European Economic Area Member State Laws implementing the provisions of these directives, all regulations or guidance promulgated pursuant to such Laws, and any other foreign, federal, or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing of medical devices or pharmaceutical products, or that is related to patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.

“HSR Act” has the meaning set forth in Section 4.6(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (c) all lease obligations capitalized on the books and records of such Person or any of its Subsidiaries, (d) all obligations of such Person secured by a Lien on property or assets owned or acquired by such Person or any of its Subsidiaries, (e) all letters of credit or performance bonds issued for the account of such Person or any of its Subsidiaries (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business, (ii) standby letters of credit relating to workers’ compensation insurance and surety bonds, (iii) surety bonds and customs bonds and (iv) clearing house guarantees), (f) all liabilities or obligations of such Person under any interest rate, currency or commodity derivatives or hedging transactions or similar instruments and (g) all guarantees and arrangements having the economic effect of a guarantee of such Person or any of its Subsidiaries of any Indebtedness of any other Person, other than clearing house guarantees; provided that, “Indebtedness” does not include (i) accounts payable to trade creditors, or accrued expenses, arising in the ordinary course of business or (ii) the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Indemnified Persons” has the meaning set forth in Section 7.8(a).

“Intellectual Property” means all right, title and interest, whether protected, created or arising under the Laws of any jurisdiction throughout the world in, to, or arising out of: (a) trademarks, service marks, trade names, internet domain names, designs, logos, slogans, corporate names, design marks, industrial design, trade dress and other indicia of origin and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”); (b) patents and patent applications, together with all reissues, continuations, continuations-in-part, revision, divisional, extensions and reexamination in connection therewith, and any counterparts thereof, and rights in and to inventions or processes and art (collectively, “Patents”); (c) copyrights and copyrightable works of authorship, masks works, design rights, moral rights, together with any applications for registration, registrations and renewals for any of the foregoing (collectively, “Copyrights”); (d) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) relating to any of the foregoing (collectively, “Software”); (e) technology, trade secrets, invention disclosures, technical, research, clinical, regulatory and other data, imaging scans, and other confidential or proprietary information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, “Trade Secrets”); and (f) and other similar types of proprietary rights or other intellectual property.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Intervening Event” has the meaning set forth in Section 7.5(f)(i).

“In-the-Money Option” means each Company Stock Option that is not an Out-of-the-Money Option.

“In-the-Money Assumed Option” has the meaning set forth in Section 2.7(a).

“IRS” means the Internal Revenue Service.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K- 6 et seq., as amended, the rules, regulations, policies and guidance promulgated thereunder, and any Law that supplements or replaces any of the foregoing in the future.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 7.1(a).

“knowledge” means, with respect to the Company, the knowledge of (i) David W. Mims from and after the Execution Date and (ii) the individuals listed on Section 1.1(a) of the Company Disclosure Letter, and, with respect to Parent, the knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter.

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, statutory instrument, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law and law of any foreign jurisdictions.

“Leases” means all leases, subleases, licenses and occupancy agreements for real property, whether the Company Leased Real Property or the Parent Leased Real Property, together with all material amendments, modifications and guarantees of such agreements.

“Lien” means any charge, pledge, option, mortgage, deed of trust, hypothecation, security interest, lien, license to third parties, right of first refusal, encroachment, easement or defect or imperfection of title or any similar encumbrance of any kind or nature.

“Material Adverse Effect” means, with respect to the Company, a fact, circumstance, condition, development, change, event, occurrence or effect (a “Change”) that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger, other than, in the case of clause (a) above, (i) Changes directly arising out of the negotiation, public announcement, pendency or consummation of the Transactions (provided that this clause (i) shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transactions (including Section 4.6) or with respect to the condition to Closing contained in Section 8.2(a), to the extent it relates to such representations and warranties), (ii) Changes generally affecting the economy or the financial, credit or securities markets, (iii) political or regulatory Changes, (iv) Changes in any of the businesses and industries in which the Company and the Company Subsidiaries operate, (v) Changes in Law or in GAAP, (vi) acts of war (whether or not declared), cyberattacks, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), cyberattacks, sabotage or terrorism, (vii) pandemics, fires, earthquakes, floods, hurricanes, tornados, acts of God, any change resulting from weather conditions or other natural disasters, (viii) any decline, in and of itself, in the market price, or change in trading volume, of any Securities of the Company, (ix) any failure, in and of itself, by the Company or any of the Company Subsidiaries to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (x) any stockholder class action, derivative or similar litigation, suit, action or proceeding in respect of this Agreement (or the Transactions) or the Joint Proxy Statement/Prospectus (including breach of fiduciary duty and disclosure claims) and (xi) (A) any action taken by the Company or any of the Company Subsidiaries at the written request of Parent or Merger Sub or (B) compliance by the Company with the terms of, or the taking by the Company of any action required by, this Agreement, or the failure by the Company to take any action prohibited by this Agreement, (xii) any reduction in the credit rating of the Company or any of its Subsidiaries (provided that clauses (viii), (ix) and (xii) shall not prevent a determination that any Change underlying such changes or failure has resulted in or contributed to a Material Adverse Effect, unless such Change is otherwise excepted by this definition), (xiii) any regulatory or clinical Changes relating to any Company Product (including (A) any regulatory actions, requests, recommendations or decisions of any Governmental Entity relating to any Company Product or any other regulatory or clinical development relating to any Company Product, and (B) any clinical trials, studies, tests or results or announcements thereof with respect to any Company Product), and (xiv) the research, development, testing, distribution, sale, supply, license, marketing, promotion, manufacturing or commercialization of any Company Product; provided, that any Change referred to in clauses (ii), (iii), (iv), (v), (vi) and (vii) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent, and only to such extent, such Change has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly sized participants in the businesses, industries and geographic locations in which the Company and the Company Subsidiaries operate.

“Material Supplier” has the meaning set forth in Section 4.20.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.6(b).

“Merger Sub” has the meaning set forth in the Preamble.

“OFAC” has the meaning set forth in Section 4.23.

“Open Source Software” means Software that is distributed as “free software,” “open source software” or under a “copyleft” agreement or is otherwise subject to the terms of any license which requires, as a condition on the use, copying, modification and/or distribution of such Software that such item, (a) be disclosed or distributed in source code or object code form, (b) be licensed for the purpose of making derivative works or (c) be redistributed at no or minimal charge.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Original Execution Date” has the meaning set forth in the Preamble.

“Original Merger Agreement” has the meaning set forth in the Recitals.

“Outside Date” has the meaning set forth in Section 9.1(b)(i).

“Out-of-the-Money Assumed Option” has the meaning set forth in Section 2.7(b).

“Out-of-the-Money Option” means each Company Stock Option for which the per share exercise price as of immediately prior to the Effective Time exceeds the Company Stock Price.

“Out-of-the-Money Option Exchange Ratio” means the quotient, rounded to the nearest one hundredth, of (a) the Company Stock Price, divided by (b) the Parent Stock Price.

“Parent” has the meaning set forth in the Preamble.

“Parent Alternative Acquisition Agreement” has the meaning set forth in Section 7.19(a).

“Parent Benefit Plans” has the meaning set forth in Section 5.16(a).

“Parent Capital Stock” has the meaning set forth in Section 5.3(a).

“Parent Change in Recommendation” has the meaning set forth in Section 7.2(b).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Contract” has the meaning set forth in Section 5.19.

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Equity Awards” means Equity Rights granted under the Parent Stock Plans.

“Parent ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Parent or any Parent Subsidiary would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Parent Expenses” means the reasonable and documented out-of-pocket expenses incurred by Parent, Merger Sub and the other Parent Subsidiaries in connection with this Agreement and the Transactions not to exceed an amount equal to $5,240,000.

“Parent Financial Advisor” has the meaning set forth in Section 5.24.

“Parent Financial Statements” means the consolidated financial statements of Parent and the Parent Subsidiaries included in the Parent SEC Documents together, in the case of year-end statements, with reports thereon by Deloitte & Touche LLP, the independent auditors of Parent for the periods included therein, including in each case a consolidated statements of operations, comprehensive income, stockholders’ equity (deficit) and cash flows, and accompanying notes.

“Parent Identified Representations” means Section 5.1 (Organization), Section 5.2(b) (Subsidiaries), Section 5.3 (Capitalization), Section 5.4 (Authorization; Board Approval; Voting Requirements), Section 5.5 (Takeover Statutes; Ownership of Company Common Stock), Section 5.24 (Opinion of Financial Advisor) and Section 5.25 (Brokers).

“Parent Improvements” has the meaning set forth in Section 5.15.

“Parent Intervening Event” has the meaning set forth in Section 7.19(f)(i).

“Parent IT Assets” has the meaning set forth in Section 5.18(k).

“Parent Leased Real Property” means all real property interests leased by Parent or any of the Parent Subsidiaries.

“Parent Material Adverse Effect” means, with respect to Parent, a Change that (a) has, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger, other than, in the case of clause (a) above, (i) Changes directly arising out of the negotiation, public announcement, pendency or consummation of the Transactions (provided that this clause (i) shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the Transactions (including Section 5.6) or with respect to the condition to Closing contained in Section 8.3(a), to the extent it relates to such representations and warranties), (ii) Changes generally affecting the economy or the financial, credit or securities markets, (iii) political or regulatory Changes, (iv) Changes in any of the businesses and industries in which Parent and the Parent Subsidiaries operate, (v) Changes in Law or in GAAP, (vi) acts of war (whether or not declared), cyberattacks, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), cyberattacks, sabotage or terrorism, (vii) pandemics, earthquakes, floods, hurricanes, tornados, acts of God, any change resulting from weather conditions or other natural disasters, (viii) any decline, in and of itself, in the market price, or change in trading volume, of any Securities of Parent, (ix) any failure, in and of itself, by Parent or any of the Parent Subsidiaries to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, (x) any stockholder class action, derivative or similar litigation, suit, action or proceeding in respect of this Agreement (or the Transactions) or the Joint Proxy Statement/Prospectus (including breach of fiduciary duty and disclosure claims), (xi) (A) any action taken by Parent or any of the Parent Subsidiaries at the written request of the Company or (B) compliance by Parent or Merger Sub with the terms of, or the taking by Parent or Merger Sub of any action required by, this Agreement, or the failure by Parent or Merger Sub to take any action prohibited by this Agreement, (xii) any reduction in the credit rating of Parent or any of the Parent Subsidiaries (provided that clauses (viii), (ix) and (xii) shall not prevent a determination that any Change underlying such changes or failure has resulted in or contributed to a Parent Material Adverse Effect, unless such Change is otherwise excepted by this definition), (xiii) any regulatory or clinical Changes relating to any Parent Product (including (A) any regulatory actions, requests, recommendations or decisions of any Governmental Entity relating to any Parent Product or any other regulatory or clinical development relating to any Parent Product, and (B) any clinical trials, studies, tests or results or announcements thereof with respect to any Parent Product); and (xiv) the research, development, testing, distribution, sale, supply, license, marketing, promotion, manufacturing or commercialization of any Parent Product; provided, that any Change referred to in clauses (ii), (iii), (iv), (v), (vi) and (vii) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect to the extent, and only to such extent, such Change has a disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly sized participants in the businesses, industries and geographic locations in which Parent and the Parent Subsidiaries operate.

“Parent Material Supplier” has the meaning set forth in Section 5.20.

“Parent Owned Intellectual Property” has the meaning set forth in Section 5.18(a).

“Parent Owned Properties” has the meaning set forth in Section 5.15.

“Parent Permits” has the meaning set forth in Section 5.13(a).

“Parent Preferred Stock” has the meaning set forth in Section 5.3(a).

“Parent Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of Parent or any of the Parent Subsidiaries.

“Parent Recommendation” has the meaning set forth in Section 5.4(b).

“Parent Record Date” has the meaning set forth in Section 7.2(b).

“Parent Regulatory Agency” has the meaning set forth in Section 5.9(a)(i)(B).

“Parent Regulatory Permits” has the meaning set forth in Section 5.9(a)(i)(B).

“Parent SEC Documents” has the meaning set forth in Section 5.7(a).

“Parent Share Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” means any option to purchase Parent Common Stock.

“Parent Stock Plans” means, collectively, the 2015 Equity Incentive Plan, the 2013 Equity Incentive Plan, the 2008 Equity Incentive Plan and the 2017 Employee Stock Purchase Plan.

“Parent Stock Price” means the average of the volume weighted average price per share of Parent Common Stock on the Nasdaq Global Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on the date that the condition set forth in Section 8.1(a) is satisfied and each of the complete trading days immediately following such date, ending with (and including) the last complete trading day prior to the Closing Date.

“Parent Stockholder Approval” has the meaning set forth in Section 5.4(c).

“Parent Stockholders Meeting” has the meaning set forth in Section 7.2(b).

“Parent Subsidiary” has the meaning set forth in Section 5.2(a).

“Parent Superior Proposal” has the meaning set forth in Section 7.19(f)(ii).

“Parent Takeover Proposal” has the meaning set forth in Section 7.19(f)(iii).

“Parent Termination Fee” has the meaning set forth in Section 9.3(c).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Payoff Letter” has the meaning set forth in Section 7.20.

“Permit” means any permit, license, variance, exemption, certificate, consent, Order, approval, identification number or other authorization from any Governmental Entities and Self-Regulatory Organizations.

“Permitted Liens” means (a) any Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) any carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business securing amounts that are not past due or which are being contested in good faith by appropriate Proceedings, (c) any Liens that are disclosed on the Company Financial Statements (in the case of Liens applicable to the Company or any of the Company Subsidiaries) or the Parent Financial Statements (in the case of Liens applicable to Parent or any of the Parent Subsidiaries), or the notes thereto, or (d) any Liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property, (e) any interests of landlords and licensors under any Lease, (f) any other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of any real property or tangible personal property of the owner thereof to which they relate as currently used or operated or (g) any Liens of record affecting real property which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property.

“Person” means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

“Personal Information” means information relating to an identified or identifiable natural person, and includes individually identifiable health information, personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier and any other data used or intended to be used to identify, contact or precisely locate a person), biometric information and Internet Protocol address or other persistent identifier.

“PHSA” has the meaning set forth in Section 4.9(a)(i)(A).

“Proceeding” means any action, suit, claim, litigation, proceeding, arbitration, investigation or audit (whether at Law or in equity, before or by any Governmental Entity or Self-Regulatory Organization or before any arbitrator); provided that for purposes of Article IV and Article V, an investigation shall be a “Proceeding” only to the extent that the Company or Parent, as applicable, has knowledge of such investigation.

“Product Registrations” has the meaning set forth in Section 4.9(b).

“Reference Time” has the meaning set forth in Section 4.3(a).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” has the meaning set forth in Section 7.3(a).

“Restraints” has the meaning set forth in Section 8.1(d).

“Rights Agent” has the meaning set forth in the Recitals.

“Sanctions” has the meaning set forth in Section 4.23.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” has the meaning set forth in Section 4.6(b).

“Secretary of State” has the meaning set forth in Section 2.3.

“Securities” means, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” has the meaning set forth in the definition of “Intellectual Property”.

“Stock Consideration” has the meaning set forth in Section 2.6(b).

“Subsidiary”, when used with respect to any Person, means another Person, in which such first Person (a) owns, directly or indirectly, more than 50% of the outstanding voting securities, equity securities, profits interest or capital interest or (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Superior Proposal” has the meaning set forth in Section 7.5(f)(ii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 2.6(a).

“Surviving Corporation Plans” has the meaning set forth in Section 7.6(b).

“Takeover Proposal” has the meaning set forth in Section 7.5(f)(iii).

“Tax” (and with the correlative meaning “Taxes”) means (a) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses, escheat or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of Law and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, all recordings, graphs, drawings, analyses, and any other embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transactions” has the meaning set forth in the Recitals.

“U.S.” means the United States of America.

“Unvested CVR” has the meaning set forth in Section 2.7(a).

“Unvested In-the-Money Options” has the meaning set forth in Section 2.7(a).

“Vested CVR” has the meaning set forth in Section 2.7(a).

“Vested In-the-Money Option” has the meaning set forth in Section 2.7(a).

“Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have known, based on reasonable due inquiry) that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. The term “Willfully Breached” shall be construed accordingly.

“Willful Breach Damages” has the meaning set forth in Section 9.2.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware (as such, the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020-1095, at 8:00 a.m., New York time, on the third Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Parent and the Company shall file a certificate of merger relating to the Merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 2.4 Surviving Corporation Constituent Documents.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit B and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended and/or restated as provided by applicable Law or such certificate of incorporation.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to conform to the bylaws of Merger Sub (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended and/or restated as provided by applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws.

Section 2.5 Surviving Corporation Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of Surviving Corporation Common Stock.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, subject to the provisions of this Article II and Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, the Company or any of their respective wholly-owned Subsidiaries and the Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive (i) 0.31 of a share of Parent Common Stock (the “Exchange Ratio” and, such shares, the “Stock Consideration”), without interest, and (ii) one contractual contingent value right per share of Company Common Stock (each a “CVR” and, together with the Stock Consideration, the “Merger Consideration”), which shall represent the right to receive up to two contingent payments, if any, upon the achievement of certain milestones at the times and subject to the terms and conditions of the CVR Agreement, net to the holder thereof in cash, subject to reduction for any applicable withholding taxes in respect thereof, without interest.

(c) From and after the Effective Time, none of the Company Common Stock converted into the Merger Consideration pursuant to this Article II shall remain outstanding and all such shares of Company Common Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock (a “Certificate”) or shares of Company Common Stock that are in non-certificated book entry form (“Book-Entry Shares”) (other than the Dissenting Shares) shall thereafter cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 3.5 (No Fractional Shares) and (iii) any dividends in accordance with Section 3.1(f) (Dividends), in each case, without interest.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Parent Common Stock or Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its Securities that is prohibited by the terms of this Agreement.

(e) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, all shares of Company Common Stock that are owned by Parent or the Company or any of their respective wholly-owned Subsidiaries shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(f) Notwithstanding anything to the contrary contained in this Agreement, the CVR Agreement or otherwise, in no event shall the sum of (i) the aggregate amount of payments paid or payable pursuant to the CVR Agreement (including any interest on such amounts paid or payable to the Rights Agent or any Holders (as defined in the CVR Agreement) under the CVR Agreement) and (ii) the amount of any other cash or the fair market value of any property (other than the Parent Common Stock or the CVRs) paid or payable to the Company stockholders as consideration pursuant to this Agreement (A) exceed 19.9% of the aggregate amount of consideration paid or payable to the Company stockholders in the Merger or (B) constitute an amount the payment of which, in the opinion of nationally recognized tax counsel, would more likely than not prevent the Merger from satisfying the requirement of Section 368(a)(2)(E)(ii) of the Code.

Section 2.7 Treatment of the Company Stock Options.

(a) Each In-the-Money Option outstanding and unexercised immediately before the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Parent and converted into a Parent Stock Option to purchase (a) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such In-the-Money Option immediately prior to the Effective Time by (ii) the Exchange Ratio, (b) at a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per share of Company Common Stock at which such In-the-Money Option was exercisable immediately prior to the Effective Time by (ii) the Exchange Ratio (each, an “In-the-Money Assumed Option”). Each such In-the-Money Assumed Option shall continue to have, and shall be subject to, the same terms and conditions (including the applicable time-vesting and/or performance-vesting conditions and any provisions for accelerated vesting) as applied to the corresponding In-the-Money Option immediately prior to the Effective Time. In addition to an In-the-Money Assumed Option, each holder of an In-the-Money Option outstanding and unexercised immediately before the Effective Time shall, as of the Effective Time, also receive either (A) with respect to an In-the-Money Option that is vested immediately prior to the Effective Time (each, a “Vested In-the-Money Option”), one fully vested CVR for each share of Company Common Stock underlying such vested In-the Money Option that will be payable under the terms, including timing of payment, of the applicable CVR Agreement (each, a “Vested CVR”) or (B) with respect to any In-the-Money Option that is not vested immediately prior to the Effective Time (each, an “Unvested In-the-Money Option”), an unvested CVR for each share of Company Common Stock underlying such Unvested In-the-Money Option that will be subject to vesting upon the same time-vesting schedule that applied to the corresponding In-the-Money Option that will be payable under the terms, including timing of payment, of the applicable CVR Agreement (each, an “Unvested CVR”), provided that if the holder of such Unvested CVR is employed or in the service of Parent, the Surviving Corporation or one of their Subsidiaries on the date a payment is due under the applicable CVR Agreement, then such Unvested CVR will be deemed vested on such date with respect to such payment. In the event that the employment or other service with Parent, the Surviving Corporation or one of their Subsidiaries of a holder of an Unvested CVR is terminated for any reason prior to the vesting of the Unvested CVR for any reason that would trigger the forfeiture of the corresponding Unvested In-the-Money Option, such Unvested CVR will be forfeited without payment.

(b) Each Out-of-the-Money Option outstanding and unexercised immediately before the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by Parent and converted into a Parent Stock Option to purchase (a) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such Out-of-the-Money Option immediately prior to the Effective Time by (ii) the Out-of-the-Money Exchange Ratio, (b) at a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by (ii) the Out-of-the- Money Exchange Ratio (each, an “Out-of-the-Money Assumed Option”). Each such Out-of-the-Money Assumed Option shall continue to have, and shall be subject to, the same terms and conditions (including the applicable time-vesting and/or performance-vesting conditions and any provisions for accelerated vesting) as applied to the corresponding Out-of-the Money Option immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plan) and the Board of Directors of Parent (or if appropriate, any committee thereof administering the Parent Stock Plan) shall each pass resolutions to effect the foregoing provisions of this Section 2.7.

Section 2.8 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby) any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted such shares of Company Common Stock in favor of the adoption of this Agreement and who are entitled to and have properly demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL, have complied in all respects with Section 262 of the DGCL and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.6(b), unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL, at which time (a) such shares of Company Common Stock shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration as provided in Section 2.6(b), without interest and after giving effect to any required Tax withholdings pursuant to Section 3.3, (b) such shares of Company Common Stock shall not be deemed Dissenting Shares and (c) such holder thereof shall cease to have any other rights with respect to such shares of Company Common Stock. Each Dissenting Share shall no longer be outstanding, shall automatically be canceled and extinguished and shall cease to exist at the Effective Time, and each holder of Dissenting Shares shall be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 262 of the DGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL. The Company shall give Parent prompt written notice of any written demands for appraisal or withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of the DGCL, or agree to do any of the foregoing.

Section 2.9 Parent Board. The Board of Directors of Parent shall appoint Dr. Gerard Ber and Mr. Heinz Mausli (the “Company Directors”) to serve, effective as of the Effective Time, on the Board of Directors of Parent. In addition, the Board of Directors of Parent shall take such actions as are necessary so that there are a total of nine members of the Board of Directors of Parent as of the Effective Time, after giving effect to the appointments of the Company Directors. Parent’s Board of Directors shall, subject to complying with their applicable fiduciary duties, use commercially reasonable efforts to cause each of the Company Directors to be nominated for reelection at any annual meeting of Parent’s stockholders following the Closing and held in or prior to 2023 to the extent that such Company Director’s term as a Parent director would or has expired on or prior to the date of such annual meeting. In addition, the Board of Directors of Parent shall take such actions as are necessary so that there are a total of eight members of the Board of Directors of Parent, including the Company Directors, prior to the date of Parent’s 2021 annual meeting of stockholders. The provisions of this Section 2.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement to the contrary, are expressly intended to benefit, and shall be enforceable by, each of the Company Directors.

ARTICLE III

EXCHANGE OF SHARES

Section 3.1 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging shares of Company Common Stock for the Stock Consideration payable in respect thereof. As soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of one or more Certificates as of the Effective Time, whose shares of Company Common Stock were converted into the right to receive the Stock Consideration pursuant to Section 2.6 (Effect on Capital Stock), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as Parent may specify subject to the Company’s reasonable approval prior to the Effective Time, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Stock Consideration. At the Effective Time, Parent shall cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, shares of Parent Common Stock (which shall be in non-certificated book-entry form) to be issued pursuant to Section 2.6 (Effect on Capital Stock) and an amount of cash in U.S. dollars sufficient to be paid pursuant to Section 3.5 (No Fractional Shares), payable to holders of the Book-Entry Shares or payable to the holders of Certificates upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof), in each case, pursuant to the provisions of Article II and this Article III (it being understood and agreed, for the avoidance of doubt, that Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement). With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Exchange Agent any funds or shares of Parent Common Stock. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends pursuant to Section 3.1(f) (Dividends). All cash and book-entry shares representing Parent Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. The Exchange Agent shall deliver the Stock Consideration (and any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 3.5 (No Fractional Shares) or cash to be paid for dividends in accordance with Section 3.1(f)) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.

(b) Each holder of one or more Certificate(s) representing shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of such Certificate(s) (or effective affidavit of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6 (Effect on Capital Stock), (ii) if applicable, any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 3.5 (No Fractional Shares) and (iii) if applicable, any dividends in accordance with Section 3.1(f) (Dividends), in each case, without interest (less any required Tax withholding). Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such (A) Merger Consideration, (B) cash in lieu of any fractional shares and (C) unpaid dividends. No holder of Book-Entry Shares shall be required to deliver a Certificate or completed letter of transmittal to the Exchange Agent to receive (1) the number of whole shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 2.6 (Effect on Capital Stock), (2) if applicable, any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 3.5 (No Fractional Shares) and (3) if applicable, any dividends in accordance with Section 3.1(f) (Dividends), in each case, without interest (less any required Tax withholding). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends payable to holders of Certificates or Book-Entry Shares.

(c) With respect to Certificate(s), in the event of a transfer of ownership of any Certificate that is not registered in the transfer books of the Company as of the Effective Time, (i) any Stock Consideration, (ii) if applicable, any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 3.5 (No Fractional Shares) and (iii) if applicable, any dividends in accordance with Section 3.1(f) (Dividends), in each case, may be issued or paid to such a transferee if the Certificate is presented to the Exchange Agent, properly endorsed or otherwise in proper form for transfer, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. With respect to Book-Entry Shares, issuance or payment of (1) any Stock Consideration, (2) if applicable, any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 3.5 (No Fractional Shares) and (3) if applicable, any dividends in accordance with Section 3.1(f) (Dividends), in each case, shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company as of the Effective Time.

(d) From and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in Article II and this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.1 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Notwithstanding the foregoing, neither Parent, Merger Sub, nor the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration, cash in lieu of fractional shares or any unpaid dividends delivered to any Governmental Entity pursuant to applicable abandoned property Laws. Any Merger Consideration, cash in lieu of fractional shares or any unpaid dividends remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered or transferred, as applicable, as provided in this Section 3.1. Following such surrender, subject to the effect of escheat or abandoned property (in accordance with Section 3.1(e)), Tax or other applicable Law, shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

Section 3.2 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Stock Consideration, any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 3.5 (No Fractional Shares) and, if applicable, any dividends in accordance with Section 3.1(f) (Dividends) to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article III.

Section 3.3 Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent or Rights Agent, as applicable, to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement, the CVR Agreement or otherwise such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

Section 3.4 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, as applicable, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger

Section 3.5 No Fractional Shares. No certificates or scrips representing fractional shares of Parent Common Stock shall be issued in exchange for shares of Company Common Stock, no dividends of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such fractional share interests, Parent or the Exchange Agent shall pay to each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (a) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.6 (Effect on Capital Stock) by (b) the average of the volume weighted average price per share of Parent Common Stock on the Nasdaq Global Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 20 consecutive trading days ending with the second complete trading day prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the corresponding Sections or Subsections of a disclosure letter delivered to Parent by the Company prior to, or concurrently with, the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on its face) or (ii) other than with respect to the Company Identified Representations, disclosed in the Company SEC Documents filed with, or furnished to, the SEC pursuant to the Exchange Act since January 1, 2017 and at least two Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled “Risk Factors” or “Forward-Looking Statements” or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature (it being agreed that any matter disclosed in any such Company SEC Document shall be deemed to be disclosed in a Section or Subsection of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Company SEC Document that such disclosure is applicable to such Section or Subsection of the Company Disclosure Letter), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement, and the Company is not in violation in any material respect of its Constituent Documents.

Section 4.2 Subsidiaries.

(a) Section 4.2(a) of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), (ii) the number of authorized, issued and outstanding Securities of each Company Subsidiary and (iii) each Company Subsidiary’s jurisdiction of incorporation or organization. Each Company Subsidiary is a corporation duly incorporated or a limited liability company, company limited by shares, partnership or other entity duly organized and is validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where any failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Subsidiary is qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement, and no Company Subsidiary is in violation in any material respect of its Constituent Documents.

(b) The Company is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Securities of each Company Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities), except for such restrictions imposed by applicable Law. All of such Securities have been duly authorized, validly issued, fully paid and, where applicable, are nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries, the Company does not own, directly or indirectly, any Securities or other ownership interests in any entity.

Section 4.3 Capitalization.

(a) As of the date of this Agreement, the authorized Securities of the Company consists of 160,000,000 shares of Company Common Stock, par value $0.0013, and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on September 30, 2019 (the “Reference Time”): (i) 86,621,633 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 200,000 shares of Company Common Stock were held by the Company in its treasury, (iv) 7,254,451 shares of Company Common Stock were issuable upon the exercise of outstanding Company Stock Options and (v) 6,505,356 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans. Except as set forth in this Section 4.3(a), at the Reference Time, no Securities of the Company are issued, reserved for issuance or outstanding. From the Reference Time through the date hereof, there have been no issuances by the Company of Securities, other than the issuance of Company Common Stock upon the exercise of the Company Stock Options outstanding at the Reference Time and in accordance with their terms in effect at such time. All issued and outstanding Company Common Stock have been, and all shares of Company Common Stock that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(b) (i) Section 4.3(b)(i) of the Company Disclosure Letter sets forth each Company Stock Plan and, as of the Reference Time, the aggregate number of shares of Company Common Stock relating to outstanding and available awards under each Company Stock Plan, and (ii) Section 4.3(b)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the Reference Time, with respect to each then-outstanding Company Stock Option, (A) the name of the Company Stock Option holder, (B) the number of shares of Company Common Stock underlying each Company Stock Option, (C) the date on which the Company Stock Option was granted, (D) the Company Stock Plan under which the Company Stock Option was granted, (E) the exercise price of each Company Stock Option, if applicable, and (F) the expiration date of each Company Stock Option, if applicable. The only awards outstanding under each Company Stock Plan are those identified on Section 4.3(b)(ii) of the Company Disclosure Letter. The Company has made available to Parent true and complete copies of each Company Stock Plan and form of agreement evidencing each Company Stock Option, and has also delivered any other stock option agreements evidencing a Company Stock Option to the extent there are material variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Stock Option (1) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (2) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock at the close of business on the date of such grant, and (3) has a grant date not earlier than the date on which the Board of Directors of the Company (or compensation committee thereof) actually awarded such Company Stock Option.

(c) There are no preemptive or similar rights on the part of any holder of any class of Securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of the Company or any Company Subsidiary on any matter submitted to such holders of Securities. Other than the Company Stock Options pursuant to the Company Stock Plans, there are no other outstanding Equity Rights with respect to Securities of the Company or any Company Subsidiary. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Securities of the Company or any Company Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which the Company is a party or is bound with respect to the voting of the Securities of the Company.

Section 4.4 Authorization; Board Approval; Voting Requirements.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the Transactions, except for, in any such case, the adoption of this Agreement by the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) subject to Section 7.5(d), recommended the adoption of this Agreement by the Company’s stockholders (the “Company Recommendation”).

(c) The affirmative vote at the Company Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of Securities of the Company necessary in connection with the consummation of the Transactions.

(d) The representations and warranties set forth in this Section 4.4 shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Agreement as of the Execution Date.

Section 4.5 Takeover Statute; No Restrictions on the Transactions(e) . Assuming the representations and warranties in Section 5.5(b) are true and correct, (a) no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Transactions and (b) the Company has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL hereby inapplicable to this Agreement and the Transactions. The Company does not have in effect a “poison pill” or similar stockholder rights plan. The representations and warranties set forth in this Section 4.5 shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Agreement as of the Execution Date.

Section 4.6 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company and the Company Subsidiaries of the Transactions will not: (i) assuming receipt of the Company Stockholder Approval, conflict with any provisions of the Constituent Documents of the Company or any Company Subsidiary; (ii) assuming receipt of the Company Stockholder Approval, violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 4.6(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent or notice under, any Contract to which the Company or any of the Company Subsidiaries is a party; (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company or any Company Subsidiary; or (v) cause the suspension or revocation of any Company Permit, except, in the case of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The representations and warranties set forth in this Section 4.6(a) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Agreement as of the Execution Date.

(b) No clearance, consent, approval, Order, license or authorization of, or declaration, registration or filing with, or notice to, or Permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company and the Company Subsidiaries of the Transactions, except for: (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the required filings or notifications under any foreign antitrust merger control Laws set forth on Section 4.6(b) of the Company Disclosure Letter (the “Foreign Competition Laws”); (ii) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL; (iii) (A) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the registration statement on Form S-4 in connection with the Parent Share Issuance in which the Joint Proxy Statement/Prospectus will be included as a prospectus (the “Form S-4”) and (C) the filing with the SEC of such reports under, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with, this Agreement and the Transactions; (iv) such consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the Parent Share Issuance; (v) such filings with and approvals of the Nasdaq Global Market as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as Merger Consideration; and (vi) any such other clearance, consent, approval, Order, license, authorization, declaration, registration, filing, notice or Permit, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 SEC Reports; Company Financial Statements.

(a) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2017 (together with all exhibits, financial statements and schedules thereto, all information incorporated therein by reference and all documents filed with the SEC during such period by the Company on a voluntary basis, the “Company SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries are required to make any filings with the SEC.

(b) The Company Financial Statements, which have been prepared, in all material respects, from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The Company Financial Statements (including the related notes) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at the respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

(c) As of the date hereof, there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Documents. As of the date hereof, none of the Company SEC Documents are, to the knowledge of the Company, the subject of ongoing SEC review.

(d) The audit committee of the Board of Directors of the Company has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has delivered or made available to Parent true, complete and correct copies of such procedures in effect as of the date of this Agreement. Since January 1, 2017, neither the Company nor any Company Subsidiary has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the knowledge of the Company, since January 1, 2017, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee of the Company or any Company Subsidiary has threatened to file any such complaint.

(e) To the extent required by the Exchange Act, the Company and the Company Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company, including the Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects as of the date on which they were made. For purposes of this Section 4.7, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2017, the Company has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(f) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company “(i) all significant deficiencies and material weaknesses” in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete (in all material respects) summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee during the period beginning January 1, 2017 and ending as of the date hereof.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or other “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

Section 4.8 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and the Company Subsidiaries, except for (i) liabilities, obligations and commitments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) liabilities, obligations or commitments disclosed and provided for in the consolidated balance sheet (or the notes thereto) of the Company and the Company Subsidiaries as of June 30, 2019 and (iii) liabilities, obligations or commitments incurred in the ordinary course of business consistent with past practice since June 30, 2019 that are not material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.9 Regulatory Matters.

(a) (i) Each of the Company and the Company Subsidiaries holds (A) all authorizations under the United States Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and (B) authorizations of any applicable Governmental Entity that are concerned with the development, testing, packaging, labeling, storage, import, export, marketing, sale, pricing, use, handling and control, strength, purity, quality, safety, efficacy, reliability, distribution or manufacturing of any of the Company Products (any such Governmental Entity, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Company and each of the Company Subsidiaries as currently conducted (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect and will continue to be in full force and effect immediately following the Closing; and (iii) the Company and the Company Subsidiaries are in compliance in all material respects with the terms of all Company Regulatory Permits. There are no material Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that could reasonably be expected to result in, the revocation, cancellation, suspension or any other adverse modification of any Company Regulatory Permit held by the Company or any Company Subsidiary.

(b) Section 4.9(b) of the Company Disclosure Letter sets forth, as of the date hereof, licenses or other registrations, marketing authorizations or other permits held by the Company issued by or pending with any Governmental Entity or other Company Regulatory Agency, as applicable, in connection with the clinical and other development, manufacture, marketing, promotion, distribution, sale or other use of any Company Product by or on behalf of the Company or any Company Subsidiary or any other Person in any jurisdiction (the “Product Registrations”). The Company and/or any Company Subsidiary are the sole and exclusive owners of the Product Registrations. All Company Products sold under the Product Registrations are manufactured, promoted, and marketed in accordance with the specifications and standards contained in such Product Registrations.

(c) Neither the Company nor any of the Company Subsidiaries is party to any corporate integrity agreements, monitoring agreements, consent Orders or similar agreements with or imposed by any Governmental Entity or Company Regulatory Agency.

(d) All pre-clinical and clinical investigations in respect of a Company Product conducted or sponsored by or on behalf of the Company or any of the Company Subsidiaries are being, and since January 1, 2017 have been, conducted in compliance in all material respects with (i) all applicable Laws administered or issued by any Company Regulatory Agency, including (A) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (B) applicable federal, state and provincial applicable Laws restricting the collection, use and disclosure of individually identifiable health information and Personal Information and (C) applicable Healthcare Laws, and (ii) experimental protocols, procedures and controls pursuant to Healthcare Laws and, where applicable, accepted professional and scientific standards. No pre-clinical or clinical testing conducted by or on behalf of the Company or any Company Subsidiary has been terminated or suspended due to safety or other non-business reasons, and, to the knowledge of the Company, there are no facts that could give rise to such a determination. No Company Regulatory Agency, clinical investigator, institutional review board or independent monitoring committee has provided notice that it has initiated or, to the knowledge of the Company, threatened to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing, and, to the knowledge of the Company, there are no facts that would reasonably be expected to give rise to such a determination.

(e) Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has received any written notice from the FDA or the European Medicines Agency (the “EMA”) or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability or manufacturing of the Company Products which would reasonably be expected to lead to the denial, limitation, revocation or rescission of any of the Company Regulatory Permits or of any application for marketing approval currently pending before the FDA or such other Company Regulatory Agency.

(f) Since January 1, 2017, all reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company and the Company Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2017, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement or failed to make a statement, in each such case, related to the business of the Company or any of the Company Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy. Since January 1, 2017, (i) neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar applicable Law applicable in other jurisdictions in which any of the Company Products are sold or intended by the Company to be sold, and (ii) neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or any similar applicable Law or program.

(g) As to each Company Product subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar applicable Law in any foreign jurisdiction in which any of the Company Products are sold or intended by the Company or any of the Company Subsidiaries to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company or any of the Company Subsidiaries, each such Company Product is being or has been developed, manufactured, processed, stored, distributed, labeled, tested, sold or marketed in compliance in all material respects with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting and security (and further including the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h)). Neither the Company nor any of the Company Subsidiaries have received any written notice from any Governmental Entity (including any Company Regulatory Agency) threatening any, and there is no pending, Proceeding alleging any material violation applicable to any Company Product by the Company or any of the Company Subsidiaries of any applicable Law, including any Healthcare Law.

(h) Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product. To the knowledge of the Company, there are no facts as of the date hereof which are reasonably likely to cause, and neither the Company nor any of the Company Subsidiaries has received any written notice from the FDA or any other Company Regulatory Agency since January 1, 2017 regarding: (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or the Company Subsidiaries; (ii) a material change in the marketing classification or a material change in the labeling of any such Company Products; (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Company Products; or (iv) a material negative change in reimbursement status of a Company Product.

Section 4.10 Form S-4; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of each of the Parent Stockholders Meeting or the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.11 Absence of Certain Changes. Since December 31, 2018 through the date of this Agreement, (a) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, (i) the Company and the Company Subsidiaries have conducted in all material respects their respective businesses only in the ordinary course consistent with past practice, and (ii) there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would require consent of Parent pursuant to clauses (b), (d), (e), (f), (i) or (l) of Section 6.1 (or solely with respect to the foregoing clauses, clause (q) of Section 6.1) (Covenants of the Company), and (b) there has not been any Change that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12 Litigation. There is no, and since January 1, 2017, there has been no, material Proceeding (excluding any Proceeding of the type contemplated by the second to last sentence of this Section 4.12) the pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to the Company or the Company Subsidiaries). There is no, and since January 1, 2017 there has been no, material Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against the Company or any Company Subsidiary. As of the date hereof, there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, which seeks to, challenge, restrain, enjoin or delay the consummation of the Merger, which seeks damages in connection therewith, and no injunction of any type has been entered or issued. There is no Proceeding pending in which the Company or any Company Subsidiary is a plaintiff.

Section 4.13 Compliance with Laws.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and the Company Subsidiaries holds all Permits which are necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “Company Permits”). All Company Permits are in full force and effect and none of the Company Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the knowledge of the Company, threatened. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and the Company Subsidiaries is, and since January 1, 2017 has been, in compliance with the terms of the Company Permits. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no, and since January 1, 2017 have been no, Proceedings pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or adverse modification of any Company Permit.

(b) The businesses of the Company and each of the Company Subsidiaries are, and since January 1, 2017 have been, conducted in compliance in all material respects with all applicable Laws and the applicable rules of any Self-Regulatory Organization. Each of the Company and the Company Subsidiaries is in compliance in all material respects with its Constituent Documents.

Section 4.14 Taxes.

(a) The Company and each Company Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all income Tax Returns and all other material Tax Returns required to be filed by it, and all notifications required to be filed by it in respect of the Company Stock Plans, which Tax Returns and notifications were true, correct and complete in all material respects, (ii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iii) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and each Company Subsidiary through the date of this Agreement and (iv) complied in all material respects with all Laws applicable to the withholding and payment over of material Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no material deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Returns and (ii) are no material requests for rulings or determinations in respect of any Taxes or Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against the Company or any Company Subsidiary (or, to the knowledge of the Company or any Company Subsidiary, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) There are no Tax sharing agreements, Tax indemnity agreements or other similar agreements with respect to or involving the Company or any Company Subsidiary.

(e) None of the Company or any Company Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise.

(f) There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign Law) for income Tax purposes applicable to or required to be made by the Company or any Company Subsidiary as a result of changes in methods of accounting or other events occurring on or before the date hereof.

(g) None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, (vii) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code, determined without regard to any election pursuant to Section 965(h) of the Code or (viii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(h) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

(i) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(j) No material claim, other than claims defeated or withdrawn, has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with regard to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(l) None of the Company or any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(m) The Company is not a foreign person within the meaning of Treasury Regulations Section 1.1445-2. The Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) There is no power of attorney given by or binding upon the Company or any Company Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(o) None of the Indebtedness of the Company or any Company Subsidiary constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code.

(p) None of the Company or any Company Subsidiary has taken or failed to take any action, or has knowledge of any facts or circumstances, that would prevent the Merger from constituting a Tax-free reorganization described in Section 368(a) and related provisions of the Code.

(q) No capital contributions have been made to the Company or any Company Subsidiary (either directly or indirectly) at any time as part of a plan a principal purpose of which was to increase any limitation relating to any such entity under Section 382 of the Code.

Section 4.15 Real Property. The Company and each of the Company Subsidiaries do not own and have never owned any real property. Section 4.15 of the Company Disclosure Letter sets forth each Lease for the Company Leased Real Property, which constitutes all the real property leased by the Company and the Company Subsidiaries. The Company or a Company Subsidiary has a valid leasehold interest in each Company Leased Real Property free and clear of all Liens, except for Permitted Liens. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all buildings, structures, fixtures and improvements included within the Company Leased Real Property (the “Company Improvements”) are in good repair and operating condition, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of the Company, there are no facts or conditions affecting any of the Company Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no portion of such Company Leased Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted).

Section 4.16 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 4.16(a) of the Company Disclosure Letter contains a true and complete list of all Company Benefit Plans (other than immaterial fringe benefits, but in the case of form offer letters and equity award agreements, the Company Disclosure Letter shall list the form of such offer letter or equity award agreement and any letter or agreement that materially deviates from the terms of the form of such letter or agreement). “Company Benefit Plans” means, collectively, each employment, consulting, incentive, bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity compensation, phantom equity, retention, change of control, severance or termination pay, vacation, sick, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement, supplemental retirement, profit-sharing, welfare, fringe or other benefit plan, program, trust, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, or remuneration of any kind, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, in each case that is currently maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary or (iii) any ERISA Affiliate, in any case for the benefit of any current or former employee, consultant, or director of the Company or any Company Subsidiary or pursuant to which the Company or any Company Subsidiary would have any liability (other than any plan, policy, program or arrangement mandated by applicable Law).

(b) Neither the Company nor any ERISA Affiliate maintains or contributes to or ever in the past six years maintained or was required to contribute to any plan or arrangement that is or was (i) subject to Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (iii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(c) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of the Company, no event has occurred that could reasonably be expected to result in disqualification of such Company Benefit Plan.

(d) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Except as would not be material, no individual who has performed services for the Company or any of the Company Subsidiaries has been improperly excluded from participation in any Company Benefit Plan.

(e) Except as would not be material, there are no pending or, to the knowledge of the Company, threatened claims in respect of or relating to any of the Company Benefit Plans, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits). No audit or other Proceeding by a Governmental Entity is pending, or to the knowledge of the Company, threatened with respect to any Company Benefit Plan.

(f) Except as would not be material, neither the Company, any Company Subsidiary, any ERISA Affiliate, any Company Benefit Plan, any trust created thereunder, nor, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction in connection that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(g) Neither the Company nor any Company Subsidiary has any legally binding plan or commitment to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would affect any employee or terminated employee of the Company or any Company Subsidiary.

(h) Each Company Benefit Plan can be terminated at any time in accordance with its terms.

(i) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or a Company Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(j) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions would, either alone or in combination with another event, including a termination of employment, to the extent such other event alone would not trigger such benefit, (i) entitle any employee, director, officer or independent contractor of the Company or any Company Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time, (vi) require a “gross-up,” indemnification for, or payment to any individual for any Taxes imposed under Section 409A or Section 4999 of the Code or any other Tax or (vii) result in a payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1).

Section 4.17 Employees; Labor Matters.

(a) Neither the Company nor any Company Subsidiary is, or since January 1, 2017 has been, party to, bound by, or in the process of negotiating, a collective bargaining agreement, other labor-related agreement or understanding or work rules with any labor union, labor organization or works council.

(b) None of the employees, consultants or workers of the Company or any Company Subsidiary are represented by a labor union, other labor organization or works council and, to the knowledge of the Company, (i) there is no effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees, consultants or workers of the Company or any Company Subsidiary, and there are currently no activities related to the establishment of a works council representing employees, consultants or workers of the Company or any Company Subsidiary, (ii) no demand for recognition of any employees, consultants or workers of the Company or any Company Subsidiary has been made by or on behalf of any labor union or labor organization in the past three years and (iii) no petition has been filed, nor has any Proceeding been instituted by any employee, consultant or worker of the Company or any Company Subsidiary or group of employees, consultants or workers of the Company or any Company Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three years.

(c) There is no pending or, to the knowledge of the Company, threatened (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute or other industrial action with respect to or involving any current or former employees, directors, consultants, workers or applicants for employment of the Company or any Company Subsidiary, and there has been no such action or event in the past three years or (ii) arbitration, or material grievance against the Company or any Company Subsidiary involving current or former employees, directors, consultants, workers, applicants for employment or representatives of employees, directors, consultants, workers or applicants for employment of the Company or any Company Subsidiary, and there has been no such action or event in the past three years.

(d) The Company and the Company Subsidiaries are, and have been for the past three years, in compliance in all material respects with all (i) Laws respecting employment and employment practices, terms and conditions of employment, labor relations, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, including, but not limited to, classification of employees, consultants, workers and independent contractors and classification of employees, consultants and workers for overtime eligibility, non-discrimination in employment, data protection, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes and (ii) obligations of the Company or any of the Company Subsidiaries under any employment agreement, agreement for the provision of personal services, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(e) There is no material charge, complaint or investigation, pending or, to the knowledge of the Company, threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices, wage and hour violations, safety or health violations or any other unlawful employment practices by the Company or any of the Company Subsidiaries.

(f) No employee of the Company or any of the Company Subsidiaries has experienced an “employment loss,” as defined by the federal Worker Adjustment and Retraining Notification Act or any similar applicable state, local or foreign Law, requiring notice to employees in the event of a closing or layoff, within the past 90 days.

Section 4.18 Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth, for all Intellectual Property, a complete and accurate list of all U.S. and foreign (i) Patents, (ii) registered Trademarks (including internet domain name registrations), pending applications for Trademarks and material unregistered Trademarks, (iii) Copyright registrations and applications and (iv) material Software, in each of the foregoing, which are owned by the Company or a Company Subsidiary, but excluding any items that are abandoned, cancelled, withdrawn, expired, or refused (collectively, the “Company Owned Intellectual Property”). Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing. The Company has made available to Parent a true and complete list, as of the date of this Agreement, of all Patents and Trademarks, in each case, including Patents and Trademarks that are Company Owned Intellectual Property and Patents and Trademarks that are in licensed Intellectual Property that are material and necessary to any Company Product (including the exercise of any Covered Rights) (the “Covered Product IP”).

(b) The Company has included correct and complete inventorship information for each Patent filing in the Company Owned Intellectual Property. All documents, recordations and certificates in connection with the registration or application for registration of the Company Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in any relevant jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Owned Intellectual Property. The Company and all Company Subsidiaries have complied with all applicable notice and marking requirements for, and none of the labels or other packaging or marketing materials with respect to the Company Products contain any false, inaccurate or incorrect marking for, the Company Owned Intellectual Property. No inequitable conduct, nor any on-sale bar or public use or improper disclosure activity or violation, has been engaged in or committed with respect to any Company Owned Intellectual Property or in the prosecution of any Patent in any Company Owned Intellectual Property, and no material information was withheld from any entity requiring disclosure of such information during prosecution of such Patents. All filings, payments and other actions required to be made or taken to maintain each item of registered Company Owned Intellectual Property in full force and effect have been made by the applicable deadline under the applicable Law.

(c) Section 4.18(c) of the Company Disclosure Letter sets forth a complete and accurate list of all material agreements (i) granting or obtaining a license to any Intellectual Property to which the Company or any Company Subsidiary is a party or otherwise bound, (ii) restricting the Company or any Company Subsidiary’s right to use or register any Company Owned Intellectual Property, or (iii) to

which the Company or a Company Subsidiary is a party permitting or agreeing to permit any other Person to use, enforce or register any material Company Owned Intellectual Property, including license agreements, coexistence agreements and covenants not to sue, but excluding in the case of clauses (i) and (iii) above, (A) nondisclosure agreements, (B) non-exclusive license agreements entered into in the ordinary course of business, (C) Contracts with current and former employees, consultants and independent contractors of the Company or a Company Subsidiary that do not materially differ in substance from the Company’s or such Company Subsidiary’s standard form of agreement and (D) Contracts under which the only Intellectual Property granted, licensed or provided by the Company or a Company Subsidiary is to contractors or vendors, in the ordinary course of business and on a non-exclusive basis, to enable such contractors or vendors to provide services for the Company or a Company Subsidiary (the agreements required to be listed in Section 4.18(c) of the Company Disclosure Letter, collectively, the “Company License Agreements”). No material royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Company Owned Intellectual Property except pursuant to the Company License Agreements. Neither the execution and delivery of this Agreement by the Company nor consummation by the Company of the Transactions will result in any limitation on the Company’s and/or a Company Subsidiary’s right, title or interest (to the extent applicable) in any Company Owned Intellectual Property, Covered Product IP or Company License Agreements.

(d) The Company or a Company Subsidiary is the sole and exclusive owner of, free and clear of all Liens (except Permitted Liens) and further subject to the Intellectual Property or other rights of any third party under any Contract to which the Company or a Company Subsidiary is a party, all of the Company Owned Intellectual Property that is material to their respective businesses. The Company Owned Intellectual Property that is subject to a registration or application with a Governmental Entity is valid, enforceable (excluding pending applications), subsisting, in full force and effect, and has not been cancelled, expired or abandoned. The Company or a Company Subsidiary has a valid right and enforceable right to use the Covered Product IP that is not Company Owned Intellectual Property, and, to the knowledge of the Company, the Covered Product IP is valid and enforceable. The Covered Product IP together with any other Intellectual Property that the Company or any Company Subsidiary is otherwise permitted to use (including by way of release, covenant not to sue or immunity from suit) constitutes all of the Intellectual Property necessary to, or used or held for use in the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted and as currently planned to be conducted prior to the Closing (including as may be necessary to exercise the Covered Rights with respect to any Company Product).

(e) Within the past six years, there have been no asserted, pending, or to the knowledge of the Company, threatened (including in the form of offers or invitations to obtain a license) Proceedings alleging that the activities or conduct of the business of the Company or a Company Subsidiary infringe upon, misappropriate, or otherwise violate or constitute the unauthorized use of the Intellectual Property of any third party or challenging the Company’s or a Company Subsidiary’s ownership, use, validity, enforceability or registrability of any Company Owned Intellectual Property (but excluding routine prosecution Proceedings before the United States Patent and Trademark Office or equivalent foreign Governmental Entities).

(f) The conduct of the business of the Company and the Company Subsidiaries by the Company as conducted in the past six years and as currently conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), misappropriate or otherwise violate, and has not infringed upon (directly or indirectly), misappropriated or otherwise violated, any Intellectual Property of any other Person (or will, to the knowledge of the Company, infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person through the exercise prior to or after the Closing of any Covered Rights with respect to any Company Product).

(g) To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Company Owned Intellectual Property and no claims, suits, arbitrations or other adversarial Proceedings have been brought or threatened against any third party with respect thereto by the Company or a Company Subsidiary.

(h) The Company and each Company Subsidiary have taken commercially reasonable measures designed to protect and maintain the secrecy, confidentiality and value of the material Trade Secrets owned or held by the Company and the Company Subsidiaries, including requiring its past and present employees, contractors, consultants and other parties having access thereto to execute valid, written nondisclosure agreements requiring such individuals to hold all such Trade Secrets and other confidential information in confidence both during and after their employment and/or engagement. To the knowledge of the Company, no such material Trade Secrets or confidential information have been disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement. To the knowledge of the Company, no third party to any nondisclosure agreement with the Company or a Company Subsidiary is in breach, violation or default thereof.

(i) Each current and former employee, consultant, contractor and/or individual that has delivered, developed, contributed to, modified or improved material Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary has executed an agreement assigning to the Company or such Company Subsidiary all of such employee’s, consultant’s, contractor’s and/or individual’s rights in such development, contribution, modification or improvement. To the knowledge of the Company, it will not be necessary to use any inventions owned by any of its employees, contractors or consultants (or Persons it currently intends to hire) made prior to their employment and/or engagement by the Company.

(j) With respect to any material Software that is owned by the Company or a Company Subsidiary, such Software was either developed (i) by employees of the Company or such Company Subsidiary within the scope of their employment or (ii) by independent contractors who have assigned their rights in such Software to the Company or such Company Subsidiary pursuant to written agreements.

(k) No Open Source Software (i) has been modified by the Company or any Company Subsidiary, (ii) has been embedded in or otherwise combined by the Company or any Company Subsidiary with any other Software or (iii) has been distributed by the Company or any Company Subsidiary to any third party either independently or as part of a Company Product, in each case, in a manner that would condition the license governing such Open Source Software on the Company’s or a Company Subsidiary’s (A) disclosing or distributing any Software owned by the Company or a Company Subsidiary in source code form, (B) licensing any Software owned by the Company or a Company Subsidiary for the purpose of making derivative works or (C) redistributing any Software owned by the Company or a Company Subsidiary at no or minimal charge. No current or former director, officer or employee of the Company (or any of its predecessors in interest) will, after giving effect to the Transactions, own or retain any rights to use any of the Company Owned Intellectual Property.

(l) All Software, Technology, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment owned by the Company or used in the operation of the business of the Company and Company Subsidiaries as currently conducted (collectively, the “Company IT Assets”) are reasonably adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of such business. The Company and Company Subsidiaries have implemented commercially reasonable backup, security and disaster recovery procedures and, to the knowledge of the Company, during the three years prior to the date of this Agreement, no Person has gained unauthorized access to any Company IT Assets and there has been no material failure of any Company IT Asset.

(m) The Company and each Company Subsidiary have established and maintained commercially reasonable privacy policies and have been in compliance with (i) such policies and (ii) all (A) Contracts and (B) applicable federal, state, local and foreign Laws relating to privacy, data protection, data security, export, and the collection, use, disclosure, retention, security and processing of Personal Information gathered, used, processed, held for use or accessed in the course of the operations of its business. No claims or investigations have been asserted or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging a violation of any Law or Contract relating to a Person’s privacy, Personal Information or data rights. The consummation of the Transactions will not breach or otherwise cause any violation of any Contract or policy of the Company or any Company Subsidiary related to the privacy or data security of the Personal Information gathered, used, held for use or accessed on, or on behalf of, the Company or any Company Subsidiary in the conduct of their respective businesses. The Company and each Company Subsidiary have not notified in writing, or been required by applicable Law or Contract to notify in writing, any Person of any privacy or technology security incidents.

(n) The Company and each Company Subsidiary have implemented commercially reasonable security regarding (i) the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity and availability of Personal Information collected, owned, controlled or held by the Company or any Company Subsidiary, and (ii) the integrity and availability of any information or operational technology systems, or Software applications used by or on behalf of the Company or any Company Subsidiary. There has not been any loss, damage, or unauthorized disclosure, use of, or access to, any Personal Information or Intellectual Property in the possession, custody or control of the Company or any Company Subsidiary, and there has been no security incident that has compromised the integrity or availability of the information technology system, operational technology system or Software applications used, owned or operated by the Company or any Company Subsidiary.

Section 4.19 Contracts.

(a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to or bound by (excluding in each case any Company Benefit Plans):

(i) any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any of the Company Subsidiaries in excess of $5,000,000;

(ii) any Contract under which the Company has advanced or loaned any Person any amounts, other than (A) trade payables, accruals, current accounts and similar unpaid customer invoice obligations incurred in the ordinary course of business not in excess of $1,000,000 in the aggregate or (B) advances or loans to any employee of the Company or any Company Subsidiary and advances in connection with expenses incurred by any employee, consultant or agent of the Company or any Company Subsidiary in the ordinary course of business not to exceed $25,000 in the aggregate;

(iii) any joint venture, partnership, limited liability company, shareholder or other similar Contracts relating to the formation, creation, operation, management or control of any partnership, profit-sharing or joint venture of the Company or any of the Company Subsidiaries;

(iv) any Contract relating to any profit-sharing, collaboration, co-development, co-marketing, co-promotion, co-packaging, co-commercialization, research, development or similar arrangement;

(v) any Contract or series of related Contracts providing for the acquisition or disposition of any business or real property, whether by merger, sale of stock, sale of assets or otherwise (or any Contract providing for an option, right of first refusal or offer or similar rights with respect to any of the foregoing), that (A) was entered into since December 31, 2017 and involved, the payment of consideration in excess of $1,000,000 in the aggregate or (B) that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) (x) obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments or the issuance of any Securities of the Company or any of the Company Subsidiaries in excess of $1,000,000 or (y) ongoing indemnification obligations with respect to any material covenants that remain unperformed or with respect to material representations (excluding title, authority, organization and other fundamental representations), the survival period as to which has not expired;

(vi) any Contracts or other transactions with any (A) executive officer or director of the Company (B) record holder or, to the knowledge of the Company, Beneficial Owner of five percent or more of the voting securities of the Company, or (C) “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or Beneficial Owner;

(vii) (A) any Contract containing provisions providing for exclusivity, nonsolicitation or “most-favored-nations” pricing, (B) any Contract containing covenants of the Company or any Company Subsidiary not to (or otherwise restricting or limiting the ability of the Company or any Company Subsidiary to) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the provision of services or the development, testing, manufacture, marketing, distribution, sale or maintenance of the Company Products, or (C) any Contract that contains any other provisions restricting or purporting to restrict the ability of the Company or any of the Company Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any Company Product, directly or indirectly through third parties in any material respect, excluding, in each case, any Lease;

(viii) any Contract, including any manufacturing, supply or distribution agreement, that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of the Company Subsidiaries in an amount having an expected value in excess of $5,000,000 in the fiscal year ending December 31, 2018 or any fiscal year thereafter and which cannot be terminated by the Company or any Company Subsidiary on less than 60 days’ notice without material payment or penalty;

(ix) any Contract under which the Company or any Company Subsidiary has directly or indirectly guaranteed an amount that is material to the Company and the Company Subsidiaries, taken as a whole (other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice);

(x) any Contract that would be required to be filed as an exhibit to any Company SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the Company SEC Documents filed prior to the date of this Agreement;

(xi) any Contract that involves expenditures or receipts of the Company or any Company Subsidiary in excess of $5,000,000 in the aggregate per year;

(xii) any Contract with any Governmental Entity involving or that would reasonably be expected to involve payments to or from any Governmental Entity in an amount having a value or an expected value in excess of $5,000,000 in the fiscal year ending December 31, 2019 or any fiscal year thereafter;

(xiii) any Company License Agreement;

(xiv) any Contract with any Person (A) pursuant to which the Company or any of the Company Subsidiaries may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, in each case, with respect to the Company Products, or (B) under which the Company or any of the Company Subsidiaries grants to any Person any right of first refusal, right of first offer, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property, in each case, which payments are in an amount having an expected value in excess of $5,000,000 in the fiscal year ending December 31, 2018 or any fiscal year thereafter;

(xv) any collective bargaining agreements or other Contracts with any labor organization, labor union or other employee representative with respect to employees of the Company or any of the Company Subsidiaries;

(xvi) any Contract involving the settlement or compromise of any pending or threatened Proceeding (or series of related Proceedings), which (A) involves payments by the Company or any of the Company Subsidiaries after the date hereof in excess of $2,000,000 or (B) imposes any materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business or any other material restrictions on the Company or any Company Subsidiary; or

(xvii) (A) any Contract that primarily relates to research, pre-clinical, clinical or other development of any Company Product or (B) any Contract that primarily relates to distribution, marketing, supply, collaboration, manufacturing, promotion, or other commercialization of any Company Product that involves payments to or from the Company or any Company Subsidiary in excess of $1,000,000, in each case, that is not disclosed on Section 4.18(c) of the Company Disclosure Letter, including, for the avoidance of doubt, those Contracts excluded from the definition of “Company License Agreements” under Section 4.18(c)(A)-(D);

(b) Each Contract listed or required to be listed in Section 4.19(a) of the Company Disclosure Letter and each Contract that would be required to be filed as an exhibit to any of the Company SEC Documents pursuant to Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act are collectively referred to herein as the “Company Contracts”. Subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Company Contract. To the knowledge of the Company, as of the date hereof, no Person is seeking to terminate or challenging the validity or enforceability of any Company Contract. True, correct and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.

(c) The replacement or removal of one or more members of the Board of Directors of the Company will not result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit of the Company or any Company Subsidiary under, or permit the acceleration or termination of any obligation under or require any consent or notice under, any Company Contract.

Section 4.20 Suppliers. Section 4.20 of the Company Disclosure Letter sets forth a true and complete list of all of the material (measured by gross expenditures by the Company and the Company Subsidiaries on a consolidated basis) suppliers (each, a “Material Supplier”) to the Company and the Company Subsidiaries for the period from January 1, 2019 to the date hereof. No Material Supplier has terminated or cancelled, or delivered written notification to the Company or any of the Company

Subsidiaries that it intends to terminate or cancel, or decreased materially or, to the knowledge of the Company, threatened to decrease or limit materially, its relationship with the Company or any of the Company Subsidiaries. Since January 1, 2017, (a) neither the Company nor any Company Subsidiary has been engaged adversely in a Proceeding with any Material Supplier and (b) there has been no change in the pricing or other terms under any Contract with any Material Supplier that is material and adverse to the Company and the Company Subsidiaries, taken as a whole.

Section 4.21 Environmental Laws and Regulations. The Company and each Company Subsidiary is in compliance, and since January 1, 2017 has complied, in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) no notice of violation, notification of liability, demand, request for information, citation, summons or Order relating to or arising out of any Environmental Law has been received by the Company or any Company Subsidiary, and (b) no complaint has been filed, no penalty or fine has been assessed or, to the knowledge of the Company, is threatened and no Proceeding is pending or, to the knowledge of the Company, threatened by any Person involving the Company or any Company Subsidiary, relating to or arising out of any Environmental Law. No Release or threatened Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of the Company, formerly owned, leased, operated or used by the Company or any Company Subsidiary that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law. The Company has made available to Parent all material environmental site assessments, audits, reports, investigations and studies in the possession, custody or control of the Company or any Company Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by the Company or any Company Subsidiary or otherwise relating to the Company’s or any Company Subsidiary’s compliance with Environmental Laws. Neither the Company nor any Company Subsidiary is required by applicable Law or any Governmental Entity to provide financial assurance for the decommissioning of any manufacturing facility.

Section 4.22 Insurance Coverage. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). Neither the Company nor any Company Subsidiaries has received any written notice of any pending or threatened cancellation (other than in connection with ordinary renewals) or material premium increase (other than premium increases in the ordinary course) with respect to any such material insurance policy, and each Company Subsidiary is in compliance in all material respects with all conditions contained therein. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all such insurance policies are in full force and effect and (b) will not be affected by, or terminated or lapse by reason of, this Agreement or the consummation of the Merger. There is no material claim pending under any of the Company’s insurance policies as to which coverage has been denied by the underwriters of such policies.

Section 4.23 Foreign Corrupt Practices Act and International Trade Sanctions. Neither the Company, any Company Subsidiary nor any of their respective directors or officers, nor, to the knowledge of the Company, any of their respective agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) made, promised, offered or authorized any direct or indirect unlawful contributions, payments, gifts, entertainment or any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or any other Person, or established or maintained any unlawful or unrecorded funds in violation of the United States Foreign Corrupt Practices Act of 1977, or any other similar applicable Law (including the United Kingdom Bribery Act 2010 or any Laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials) (collectively, the “Anti-Corruption Laws”), (b) taken any action in violation of Anti-Corruption Laws or (c) in the past five years violated, operated in noncompliance with, or engaged in any conduct sanctionable under, any applicable export restrictions, anti-boycott regulations, economic or financial sanctions or trade embargos or other applicable domestic or foreign Laws, including the regulations enacted, administered and enforced by the U.S. government from time to time, including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), which prohibit transactions involving parties located in countries, regions or territories that are, or whose governments are, the subject or target of comprehensive economic sanctions maintained by OFAC (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria) and any similar Laws of those jurisdictions in which the Company and the Company Subsidiaries do business, or parties identified on OFAC’s Specially Designated Nationals and Blocked Persons List (collectively, “Sanctions”). Neither the Company, nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf is a Person that is the subject or target of Sanctions, or owned or controlled by such a Person. The Company and each Company Subsidiary has conducted their businesses in compliance in all material respects with Anti-Corruption Laws and has instituted and maintains in effect policies and procedures designed to ensure compliance by the Company, the Company Subsidiaries, and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws.

Section 4.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of BofA Securities, Inc. (the “Company Financial Advisor”), dated as of February 20, 2020, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. Promptly after the execution of this Agreement, the Company will furnish to Parent, solely for informational purposes, a true and complete copy of the written opinion of the Company Financial Advisor.

Section 4.25 Brokers. No Person other than the Company Financial Advisor and Jefferies LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of the Board of Directors of the Company (or any committee thereof), the Company or any Company Subsidiary. The Company has made available to Parent a true, correct and complete copy of each agreement between the Company or any Company Subsidiary and the Company Financial Advisor relating to the Transactions.

Section 4.26 Transactions with Affiliates. To the knowledge of the Company and as of the date of this Agreement, since January 1, 2017, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in Company SEC Documents filed prior to the date hereof.

Section 4.27 Non-Reliance on Parent Estimates. Parent has made available to the Company, and may continue to make available, estimates, projections and other forecasts for the business of Parent and the Parent Subsidiaries and plan and budget information. The Company acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, the Company acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and, except to the extent expressly set forth in the representations and warranties made pursuant to Article V, that the Company is not relying on any estimates, projections, forecasts, plans or budgets furnished by Parent, Merger Sub, any Parent Subsidiary or their respective Affiliates and Representatives, and the Company shall not, and shall cause its Affiliates and its Representatives not to, hold any such Person liable with respect thereto. Nothing herein shall limit the Company’s remedies in the case of fraud in connection with the negotiation or execution of this Agreement.

Section 4.28 No Additional Representations. The Company acknowledges and agrees that except for the representations and warranties made by Parent and Merger Sub in Article V, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent, Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (i) set forth in the corresponding Sections or Subsections of a disclosure letter delivered to the Company by Parent prior to, or concurrently with, the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section or Subsection of the Parent Disclosure Letter shall be deemed a disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on its face) or (ii) other than with respect to the Parent Identified Representations, disclosed in the Parent SEC Documents filed with, or furnished to, the SEC pursuant to the Exchange Act since January 1, 2017 and at least two Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled “Risk Factors” or “Forward-Looking Statements” or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature (it being agreed that any matter disclosed in any such Parent SEC Document shall be deemed to be disclosed in a Section or Subsection of the Parent Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Parent SEC Document that such disclosure is applicable to such Section or Subsection of the Parent Disclosure Letter), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, and each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where any failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true, correct and complete copies of its and Merger Sub’s Constituent Documents, as amended and in effect on the date of this Agreement, and neither Parent nor Merger Sub is in violation in any material respect of their respective Constituent Documents.

Section 5.2 Subsidiaries.

(a) Each Subsidiary of Parent (individually, a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) is a corporation duly incorporated or a limited liability company, company limited by shares, partnership or other entity duly organized and is validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where any failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Subsidiary is qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No Parent Subsidiary is in violation in any material respect of its Constituent Documents.

(b) Parent is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Securities of each Parent Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities), except for such restrictions imposed by applicable Law. All of such Securities have been duly authorized, validly issued, fully paid and, where applicable, are nonassessable (and no such shares have been issued in violation of any preemptive or similar rights).

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

Section 5.3 Capitalization.

(a) As of the date of this Agreement, the authorized Securities of Parent consists of 250,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock” and, together with Parent Common Stock, the “Parent Capital Stock”). At the Reference Time: (i) 39,229,308 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held by Parent in its treasury, (iv) 272,224 shares of Parent Common Stock were issuable upon the exercise of outstanding Parent Stock Options, (v) 1,075,585 shares of Parent Common Stock were subject to outstanding awards of Parent restricted stock (including 680,984 shares of Parent Common Stock covered by time-vesting restricted stock awards, 227,503 shares of Parent Common Stock covered by performance-vesting restricted stock awards (payable at the target amounts) and 167,098 shares of Parent Common Stock covered by relative total stockholder return-vesting restricted stock awards (payable at the target amounts)), (vi) 525,754 shares of Parent Common Stock were subject to Parent restricted stock units (including 379,598 shares of Parent Common Stock covered by time-vesting restricted stock unit awards, no shares of Parent Common Stock covered by performance-vesting restricted stock unit awards, and 146,156 shares of Parent Common Stock covered by relative total stockholder return-vesting restricted stock unit awards (payable at the target amounts)) and (vii) 4,976,512 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Stock Plans. All shares of Parent Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights. Parent has sufficient authorized, but unissued, shares of Parent Common Stock required to be issued in connection with the Merger. From the Reference Time through the date hereof, there have been no issuances by Parent of Securities, other than the issuance of Parent Common Stock upon the exercise of the Equity Rights of Parent outstanding at the Reference Time and in accordance with their terms in effect at such time.

(b) There are no preemptive or similar rights on the part of any holder of any class of Securities of Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of Parent or any Parent Subsidiary on any matter submitted to such holders of Securities. Other than as set forth in Section 5.3(a), there are no other outstanding Equity Rights with respect to Securities of Parent or any Parent Subsidiary. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Securities of Parent or any Parent Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which Parent is a party or is bound with respect to the voting of the Securities of Parent.

Section 5.4 Authorization; Board Approval; Voting Requirements.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the CVR Agreement, to perform its obligations hereunder and thereunder and, subject to the Parent Stockholder Approval and the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which will be effected by Parent as promptly as reasonably practicable after the execution of this Agreement by the Parties), to consummate the Transactions. The execution, delivery and performance of this Agreement, and, in the case of Parent, the CVR Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary for it to authorize this Agreement and, in the case of Parent, the CVR Agreement or to consummate the Transactions, except for, in any such case, the adoption of this Agreement by the Parent Stockholder Approval and the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which will be effected by Parent as promptly as reasonably practicable after the execution of this Agreement by the Parties). This Agreement has been, and, in the case of Parent, the CVR Agreement will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other Parties, each such agreement constitutes, or will constitute at the time of such authorization, execution and delivery, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Parent, at a meeting duly called and held, has (i) determined that this Agreement, the CVR Agreement, and the Transactions (including the Parent Share Issuance) are fair to and in the best interests of Parent and its stockholders, (ii) approved, adopted and declared advisable this Agreement, the CVR Agreement, and the Transactions (including the Parent Share Issuance), (iii) directed that the Parent Share Issuance be submitted to a vote at a meeting of Parent’s stockholders and (iv) subject to Section 7.19(d), recommended the approval of the Parent Share Issuance by Parent’s stockholders (the “Parent Recommendation”).

(c) The affirmative vote at the Parent Stockholders Meeting or any adjournment or postponement thereof at which a quorum is present of the holders of at least a majority of the votes cast by holders of outstanding shares of Parent Common Stock approving the Parent Share Issuance (such approval, the “Parent Stockholder Approval”) is the only vote or consent of the holders of any Parent Capital Stock necessary in connection with the consummation of the Transactions.

(d) The representations and warranties set forth in this Section 5.4 shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Agreement as of the Execution Date.

Section 5.5 Takeover Statute; Ownership of Company Common Stock.

(a) Assuming the representations and warranties in Section 4.5 are true and correct, no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Transactions.

(b) None of Parent or Merger Sub is, or at any time since January 1, 2017 has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of the Parent Subsidiaries has taken, or authorized or permitted any of its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of Delaware Law) thereof to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251 of the DGCL inapplicable to the Merger. Neither Parent nor any of Parent’s Affiliates directly or indirectly owns, and at all times since January 1, 2017, neither Parent nor any of Parent’s Affiliates has owned, whether Beneficially Owned or otherwise, any Securities of the Company, Equity Rights of the Company or any Contracts convertible into or exercisable or exchangeable for Securities of the Company (through derivative securities or otherwise). The representations and warranties set forth in this Section 5.5(b) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Agreement as of the Execution Date.

Section 5.6 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement or, in the case of Parent, the CVR Agreement by each of Parent and Merger Sub does not and the consummation by each of Parent and Merger Sub of the Transactions will not: (i) assuming the receipt of the Parent Stockholder Approval, conflict with any provisions of the Constituent Documents of Parent or Merger Sub; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming the receipt of the Parent Stockholder Approval and compliance with the matters set forth in Section 5.6(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent or notice under, any Contract to which Parent or Merger Sub is a party; (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any Parent Subsidiary; or (v) cause the suspension or revocation of any Parent Permit, except, in the case of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties set forth in this Section 5.6(a) shall be made with respect to the Original Merger Agreement as of the Original Execution Date and with respect to this Agreement as of the Execution Date.

(b) No clearance, consent, approval, Order, license or authorization of, or declaration, registration or filing with, or notice to, or Permit issued by any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by Parent or Merger Sub in connection with the execution or delivery of this Agreement by each of Parent and Merger Sub or the consummation by each of Parent and Merger Sub of the Transactions, except for: (i) compliance by Parent with the HSR Act and the Foreign Competition Laws; (ii) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL; (iii) (A) the filing with the SEC of the Joint Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (C) the filing with the SEC of such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (iv) such consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the Parent Share Issuance; (v) such filings with and approvals of the Nasdaq Global Market as are required to permit the consummation of the Merger and the listing of the shares of Parent Common Stock to be issued as Merger Consideration; and (vi) any such other clearance, consent, approval, Order, license, authorization, declaration, registration, filing, notice or Permit, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.7 SEC Reports; Parent Financial Statements.

(a) Parent has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2017 (together with all exhibits, financial statements and schedules thereto, all information incorporated therein by reference and all documents filed with the SEC during such period by Parent on a voluntary basis, the

“Parent SEC Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The Parent Financial Statements, which have been prepared, in all material respects, from the books and records of Parent and the Parent Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The Parent Financial Statements (including the related notes) present fairly in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements.

(c) As of the date hereof, there are no material outstanding or unresolved written comments from the SEC with respect to the Parent SEC Documents. As of the date hereof, none of the Parent SEC Documents are, to the knowledge of Parent, the subject of ongoing SEC review.

(d) The audit committee of the Board of Directors of Parent has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has delivered or made available to the Company true, complete and correct copies of such procedures in effect as of the date of this Agreement. Since January 1, 2017, neither Parent nor any Parent Subsidiary has received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To Parent’s knowledge, since January 1, 2017, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee of Parent or any Parent Subsidiary has threatened to file any such complaint.

(e) To the extent required by the Exchange Act, Parent and the Parent Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to Parent, including the Parent Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects as of the date on which they were made. For purposes of this Section 5.7, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2017, Parent has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financing statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent “(i) all significant deficiencies and material weaknesses” in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date of this Agreement a true and complete (in all material respects) summary of any disclosure of the type described in the preceding sentence made by management to Parent’s auditors and audit committee during the period beginning January 1, 2017 and ending as of the date hereof.

(g) Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or other “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

Section 5.8 Absence of Undisclosed Liabilities. Parent and the Parent Subsidiaries do not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of Parent and the Parent Subsidiaries, except for (i) liabilities, obligations and commitments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) liabilities, obligations or commitments disclosed and provided for in the consolidated balance sheet (or the notes thereto) of Parent and the Parent Subsidiaries as of June 30, 2019 and (iii) liabilities, obligations or commitments incurred in the ordinary course of business consistent with past practice since June 30, 2019.

Section 5.9 Regulatory Matters.

(a) (i) Each of Parent and the Parent Subsidiaries holds (A) all authorizations under the FDCA, PHSA, and the regulations of the FDA promulgated thereunder, and (B) authorizations of any applicable Governmental Entity that are concerned with the development, testing, packaging, labeling, storage, import, export, marketing, sale, pricing, use, handling and control, strength, purity, quality, safety, efficacy, reliability, distribution or manufacturing of any of the Parent Products (any such Governmental Entity, a “Parent Regulatory Agency”) necessary for the lawful operation of the businesses of Parent and each of the Parent Subsidiaries as currently conducted (the “Parent Regulatory Permits”); (ii) all such Parent Regulatory Permits are valid and in full force and effect and will continue to be in full force and effect immediately following the Closing; and (iii) Parent and the Parent Subsidiaries are in compliance in all material respects with the terms of all Parent Regulatory Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that could reasonably be expected to result in the revocation, cancellation, suspension or any other adverse modification of any Parent Regulatory Permit held by Parent or any Parent Subsidiary.

(b) Neither Parent nor any of the Parent Subsidiaries is party to any material corporate integrity agreements, monitoring agreements, consent Orders or similar agreements with or imposed by any Parent Regulatory Agency.

(c) All pre-clinical and clinical investigations in respect of a Parent Product conducted or sponsored by or on behalf of Parent or any of the Parent Subsidiaries are being and, since January 1, 2017 have been, conducted in compliance in all material respects with (i) all applicable Laws administered or issued by the applicable Parent Regulatory Agencies, including (A) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (B) applicable federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and Personal Information and (C) applicable Healthcare Laws, and (ii) experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards. No pre-clinical or clinical testing conducted by or on behalf of Parent or any Parent Subsidiary relating to any Parent Product has been terminated or suspended due to safety or other non-business reasons, and, to the knowledge of Parent, there are no facts that could give rise to such a determination. No Parent Regulatory Agency, clinical investigator, institutional review board or independent monitoring committee has provided notice that it has initiated or, to the knowledge of Parent, threatened to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing, and, to the knowledge of Parent, there are no facts that would reasonably be expected to give rise to such a determination.

(d) Since January 1, 2017, neither Parent nor any of the Parent Subsidiaries has received any written notice from the FDA or the EMA or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability or manufacturing of the Parent Products which would reasonably be expected to lead to the denial, limitation, revocation or rescission of any of the Parent Regulatory Permits or of any application for marketing approval currently pending before the FDA or such other Parent Regulatory Agency.

(e) Since January 1, 2017, all reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any other Parent Regulatory Agency by Parent and the Parent Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2017, neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Parent Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Parent Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Parent or any of the Parent Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Parent Regulatory Agency to invoke any similar policy. Since January 1, 2017, (i) neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar applicable Law applicable in other jurisdictions in which any of the Parent Products are sold or intended by Parent to be sold; and (ii) neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935 or any similar applicable Law or program.

(f) As to each Parent Product subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar applicable Law in any foreign jurisdiction in which any of the Parent Products are sold or intended by Parent or any of the Parent Subsidiaries to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Parent or any of the Parent Subsidiaries, each such Parent Product is being or has been developed, manufactured, processed, stored, distributed, labeled, tested, sold or marketed in compliance in all material respects with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting and security (and further including the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h)). Neither Parent nor any of the Parent Subsidiaries have received since January 1, 2017 any written notice from any Governmental Entity (including any Parent Regulatory Agency) threatening any, and there is no pending, Proceeding alleging any material violation applicable to any Parent Product by Parent or any of the Parent Subsidiaries of any applicable Law, including any Healthcare Law.

(g) Since January 1, 2017, neither Parent nor any of the Parent Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Parent Product. To the knowledge of Parent, there are no facts as of the date hereof which are reasonably likely to cause, and neither Parent nor any of the Parent Subsidiaries has received any written notice from the FDA or any other Parent Regulatory Agency since January 1, 2017 regarding: (i) the recall, market withdrawal or replacement of any Parent Product sold or intended to be sold by Parent or any of the Parent Subsidiaries, (ii) a material change in the marketing classification or a material change in the labeling of any such Parent Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Parent Products or (iv) a material negative change in reimbursement status of a Parent Product.

Section 5.10 Form S-4; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to the stockholders of the Company and Parent, and at the time of the Parent Stockholders Meeting or the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 5.11 Absence of Certain Changes. Since December 31, 2018 through the date of this Agreement, (a) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, (i) Parent and the Parent Subsidiaries have conducted in all material respects their respective businesses only in the ordinary course consistent with past practice, and (ii) there has not been any action taken by Parent or any Parent Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would require consent of the Company pursuant to Section 6.2(b), (d), (e) or (g) (Covenants of Parent), and (b) there has not been any Change that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Litigation. There is no, and since January 1, 2017 there has been no, Proceeding (excluding any Proceeding of the type contemplated by the second to last sentence of this Section 5.12) pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to Parent or any of the Parent Subsidiaries) and that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no, and since January 1, 2017 there has been no, material Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against Parent or any Parent Subsidiary. As of the date hereof, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, which seeks to challenge, restrain, enjoin or delay the consummation of the Merger which seeks damages in connection therewith, and no injunction of any type has been entered or issued. There is no Proceeding pending in which Parent or any Parent Subsidiary is a plaintiff.

Section 5.13 Compliance with Laws.

(a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries hold all Permits which are necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “Parent Permits”). All Parent Permits are in full force and effect and none of the Parent Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the knowledge of Parent, threatened. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries is, and since January 1, 2017 has been, in compliance with the terms of the Parent Permits. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no, and since January 1, 2017 have been no, Proceedings pending or, to the knowledge of Parent, threatened that seek the revocation, cancellation or adverse modification of any Parent Permit.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, taken as a whole, each of Parent and the Parent Subsidiaries, taken as a whole, the businesses of Parent and each of the Parent Subsidiaries are, and since January 1, 2017 have been, conducted in compliance with all applicable Laws and the applicable rules of any Self-Regulatory Organization. Each of Parent and any Parent Subsidiaries is in compliance in all material respects with its Constituent Documents.

Section 5.14 Taxes.

(a) Parent and each Parent Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all income Tax Returns and all other material Tax Returns required to be filed by it, and all notifications required to be filed by it in respect of the Parent Stock Plans, which Tax Returns and notifications were true, correct and complete in all material respects, (ii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iii) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Parent and each Parent Subsidiary through the date of this Agreement and (iv) complied in all material respects with all Laws applicable to the withholding and payment over of material Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no material deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to Parent or any Parent Subsidiary in respect of any Taxes or Tax Returns and (ii) are no material requests for rulings or determinations in respect of any Taxes or Tax Returns pending between Parent or any Parent Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against Parent or any Parent Subsidiary (or, to the knowledge of Parent or any Parent Subsidiary, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) There are no Tax sharing agreements, Tax indemnity agreements or other similar agreements with respect to or involving Parent or any Parent Subsidiary.

(e) None of Parent or any Parent Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign Law (other than a group the common parent of which is Parent), or has any liability for the Taxes of any Person (other than Parent or any of the Parent Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise.

(f) There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign Law) for income Tax purposes applicable to or required to be made by Parent or any Parent Subsidiary as a result of changes in methods of accounting or other events occurring on or before the date hereof.

(g) None of Parent or any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, (vii) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code, determined without regard to any election pursuant to Section 965(h) of the Code or (viii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(h) There are no Liens for Taxes upon any property or assets of Parent or any Parent Subsidiary, except for Permitted Liens.

(i) Neither Parent nor any Parent Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(j) No material claim, other than claims defeated or withdrawn, has ever been made by an authority in a jurisdiction where Parent or any Parent Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k) Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with regard to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(l) None of Parent or any Parent Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(m) Parent is not a foreign person within the meaning of Treasury Regulations Section 1.1445-2. Parent is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n) There is no power of attorney given by or binding upon Parent or any Parent Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(o) None of the Indebtedness of Parent or any Parent Subsidiary constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code.

(p) None of Parent or any Parent Subsidiary has taken or failed to take any action, or has knowledge of any facts or circumstances, that would prevent the Merger from constituting a Tax-free reorganization described in Section 368(a) and related provisions of the Code.

(q) No capital contributions have been made to Parent or any Parent Subsidiary (either directly or indirectly) at any time as part of a plan a principal purpose of which was to increase any limitation relating to any such entity under Section 382 of the Code.

Section 5.15 Real Property. Parent or a Parent Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Parent Financial Statements as being owned by Parent or a Parent Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Parent Owned Properties”), free and clear of all Liens, except Permitted Liens. The Parent Leased Real Property described in Section 5.15 of the Parent Disclosure Letter sets forth each Lease for the Parent Leased Real Property, which constitutes all the real property leased by Parent and the Parent Subsidiaries. Parent or a Parent Subsidiary has a valid leasehold interest in each Parent Leased Real Property free and clear of all Liens, except for Permitted Liens. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all buildings, structures, fixtures and improvements included within the Parent Leased Real Property (the “Parent Improvements”) are in good repair and operating condition, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of Parent, there are no facts or conditions affecting any of the Parent Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no portion of such Parent Leased Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted).

Section 5.16 Employee Benefit Plans and Related Matters; ERISA.

(a) As used herein, “Parent Benefit Plans” means, collectively, each employment, consulting, incentive, bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity compensation, phantom equity, retention, change of control, severance or termination pay, vacation, sick, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, retirement, supplemental retirement, welfare, fringe or other benefit plan, program, trust, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement or remuneration of any kind, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA in each case that is currently maintained or contributed to or required to be contributed to by (i) Parent, (ii) any Parent Subsidiary or (iii) any ERISA Affiliate, in any case for the “benefit of any current or former employee, consultant, or director of the Parent or any Parent Subsidiary or pursuant to which Parent or any Parent Subsidiary would have any liability (other than any plan, policy, program or arrangement mandated by applicable Law or sponsored or maintained by a professional employer organization).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Neither Parent nor any Parent ERISA Affiliate maintains or contributes to or ever in the past six years maintained or was required to contribute to any plan or arrangement that is or was (i) subject to Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (iii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(ii) Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of Parent, no event has occurred that could reasonably be expected to result in disqualification of such Parent Benefit Plan.

(iii) Each of the Parent Benefit Plans has been operated and administered in accordance with its terms and all applicable Laws, including ERISA and the Code. No individual who has performed services for Parent or any of the Parent Subsidiaries has been improperly excluded from participation in any Parent Benefit Plan.

(iv) There are no pending or, to the knowledge of Parent, threatened claims in respect of or relating to any of the Parent Benefit Plans, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan (other than routine claims for benefits) and no audit or other Proceeding by a Governmental Entity is pending, or to the knowledge of Parent, threatened with respect to any Parent Benefit Plan.

(v) Neither Parent, nor any Parent Subsidiary, any Parent ERISA Affiliate, any Parent Benefit Plan, any trust created thereunder, nor, to the knowledge of Parent, any trustee or administrator thereof has engaged in a transaction in connection that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code.

(vi) No Parent Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or any Parent Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of Parent or a Parent Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(vii) Neither Parent nor any Parent Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any tax under Section 409A of 4999 of the Code.

Section 5.17 Employees; Labor Matters.

(a) Neither Parent nor any Parent Subsidiary is, or since January 1, 2017 has been, party to, bound by, or is currently in the process of negotiating a collective bargaining agreement, other labor-related agreement or understanding or work rules with any labor union, labor organization or works council.

(b) None of the employees, consultants or workers of Parent or any Parent Subsidiary are represented by a labor union, other labor organization or works council and, to the knowledge of Parent, (i) there is no effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees, consultants or workers of Parent or any Parent Subsidiary, and there are currently no activities related to the establishment of a works council representing employees, consultants or workers of Parent or any Parent Subsidiary, (ii) no demand for recognition of any employees, consultants or workers of Parent or any Parent Subsidiary has been made by or on behalf of any labor union or labor organization in the past three years and (iii) no petition has been filed, nor has any Proceeding been instituted by any employee, consultant or worker of Parent or any Parent Subsidiary or group of employees, consultants or workers of Parent or any Parent Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three years.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no pending or, to the knowledge of Parent, threatened (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute or other industrial action with respect to or involving any current or former employees, directors, consultants, workers or applicants for employment of Parent or any Parent Subsidiary, and there has been no such action or event in the past five years or (ii) arbitration or material grievance against Parent or any Parent Subsidiary involving current or former employees, directors, consultants, workers, applicants for employment or representatives of employees, directors, consultants, workers or applicants for employment of Parent or any Parent Subsidiary.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are in compliance with all (i) Laws respecting employment and employment practices, terms and conditions of employment, labor relations, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, including, but not limited to, classification of employees, consultants, workers and independent contractors and classification of employees, consultants and workers for overtime eligibility, non-discrimination in employment, data protection, workers’ compensation and the collection and payment of withholding and/or payroll Taxes and similar Taxes and (ii) obligations of Parent or any of the Parent Subsidiaries under any employment agreement, agreement for the provision of personal services, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no charge, complaint or investigation, pending or, to the knowledge of Parent, threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices, wage and hour violations, safety or health violations or any other unlawful employment practices by Parent or any of the Parent Subsidiaries.

Section 5.18 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent or a Parent Subsidiary is the sole and exclusive owner of, free and clear of all Liens (except Permitted Liens), all U.S. and foreign (A) Patents, (B) registered Trademarks (including internet domain name registrations), pending applications for Trademarks and material unregistered Trademarks, (C) Copyright registrations and applications and (D) material Software, in each of the foregoing, which are owned by Parent or a Parent Subsidiary (collectively, the “Parent Owned Intellectual Property”) that are material to their respective businesses;

(ii) the Parent Owned Intellectual Property that is subject to a registration or application with a Governmental Entity is valid, enforceable (excluding pending applications), subsisting, in full force and effect and has not been cancelled, expired or abandoned;

(iii) all documents, recordations and certificates in connection with the registration or application for registration of the Parent Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in any relevant jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Parent Owned Intellectual Property;

(iv) Parent and each Parent Subsidiary has complied with all applicable notice and marking requirements for, and none of the labels or other packaging or marketing materials with respect to the Parent Products contains any false, inaccurate or incorrect marking for, the Parent Owned Intellectual Property;

(v) no inequitable conduct, nor any on-sale bar or public use or improper disclosure activity or violation, has been engaged in or committed by Parent or a Parent Subsidiary with respect to any Parent Owned Intellectual Property or in the prosecution of any Patent in any Parent Owned Intellectual Property, and no material information was withheld by Parent or a Parent Subsidiary from any entity requiring disclosure of such information during prosecution of such Patents; and

(vi) all filings, payments and other actions required to be made or taken to maintain each item of registered Parent Owned Intellectual Property in full force and effect have been made by the applicable deadline under the applicable Law.

(b) No material royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Parent Owned Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither the execution and delivery of this Agreement by Parent nor consummation by Parent of the Transactions will result in any limitation on Parent’s and/or a Parent Subsidiary’s right, title or interest (to the extent applicable) in any Parent Owned Intellectual Property.

(c) Within the past six years, there have been no asserted, pending, or, to the knowledge of Parent, threatened (including in the form of offers or invitations to obtain a license) Proceedings alleging that the activities or conduct of the business of Parent or a Parent Subsidiary infringe upon, misappropriate, or otherwise violate or constitute the unauthorized use of the Intellectual Property of any third party or challenging Parent’s or a Parent Subsidiary’s ownership, use, validity, enforceability or registrability of any Parent Owned Intellectual Property (but excluding routine prosecution Proceedings before the United States Patent and Trademark Office or equivalent foreign Governmental Entities).

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the conduct of the business of Parent and the Parent Subsidiaries by Parent as conducted in the past six years and as currently conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), misappropriate or otherwise violate, and has not infringed upon (directly or indirectly), misappropriated or otherwise violated, any Intellectual Property of any other Person.

(e) To the knowledge of Parent, no third party is misappropriating, infringing, diluting or violating any Parent Owned Intellectual Property and no claims, suits, arbitrations or other adversarial Proceedings have been brought or threatened against any third party with respect thereto by Parent or a Parent Subsidiary.

(f) Parent and each Parent Subsidiary have taken commercially reasonable measures designed to protect and maintain the secrecy, confidentiality and value of material Trade Secrets owned or held by Parent and the Parent Subsidiaries, including requiring its past and present employees, contractors, consultants and other parties having access thereto to execute valid, written nondisclosure agreements requiring such individuals to hold all such material Trade Secrets and other confidential information in confidence both during and after their employment and/or engagement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no such material Trade Secrets or confidential information have been disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement. To the knowledge of Parent, no third party to any nondisclosure agreement with Parent or a Parent Subsidiary is in breach, violation or default thereof.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each current and former employee, consultant, contractor and/or individual that has delivered, developed, contributed to, modified or improved material Intellectual Property owned or purported to be owned by Parent or a Parent Subsidiary has executed an agreement assigning to Parent or such Parent Subsidiary all of such employee’s, consultant’s, contractor’s and/or individual’s rights in such development, contribution, modification or improvement.

(h) With respect to any material Software that is owned by Parent or a Parent Subsidiary, such Software was either developed (i) by employees of Parent or such Parent Subsidiary within the scope of their employment or (ii) by independent contractors who have assigned their rights in such Software to Parent or such Parent Subsidiary pursuant to written agreements.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Open Source Software (i) has been modified by Parent or any Parent Subsidiary, (i) has been embedded in or otherwise combined by Parent or any Parent Subsidiary with any other Software, or (iii) has been distributed by Parent or any Parent Subsidiary to any third party either independently or as part of a Parent Product, in each case, in a manner that would condition the license governing such Open Source Software on Parent’s or a Parent Subsidiary’s (A) disclosing or distributing any Software owned by Parent or a Parent Subsidiary in source code form, (B) licensing any Software owned by Parent or a Parent Subsidiary for the purpose of making derivative works or (C) redistributing any Software owned by Parent or a Parent Subsidiary at no or minimal charge.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no current or former director, officer or employee of Parent (or any of its predecessors in interest) will, after giving effect to the Transactions, own or retain any rights to use any of the Parent Owned Intellectual Property.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Software, Technology, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment owned by Parent or used in the operation of the business of Parent and the Parent Subsidiaries as currently conducted (collectively, the “Parent IT Assets”) are reasonably adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of such business and (ii) Parent and the Parent Subsidiaries have implemented commercially reasonable backup, security and disaster recovery procedures consistent with industry practices, and, to the knowledge of Parent, during the three years prior to the date of this Agreement, no Person has gained unauthorized access to any Parent IT Assets and there has been no material failure of any Parent IT Asset.

(l) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Parent Subsidiary have established and maintained commercially reasonable privacy policies and have been in compliance with (i) such policies and (ii) (A) Contracts and (B) all applicable federal, state, local and foreign Laws relating to privacy, data protection, data security, export, and the collection, use, disclosure, retention, security and processing of Personal Information gathered, used, processed, held for use or accessed in the course of the operations of their respective businesses. No claims or investigations have been asserted or to the knowledge of Parent, threatened against Parent or any Parent Subsidiary alleging a violation of any Law or Contract relating to a Person’s privacy, Personal Information or data rights. The consummation of the Transactions will not breach or otherwise cause any violation of any Contract or policy of Parent or any Parent Subsidiary related to the privacy or data security of the Personal Information gathered, used, held for use or accessed on, or on behalf of, Parent or any Parent Subsidiary in the conduct of their respective businesses. Parent and each Parent Subsidiary have not notified in writing, or been required by applicable Law or Contract to notify in writing, any Person of any privacy or technology security incidents.

(m) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each Parent Subsidiary have implemented commercially reasonable security regarding (A) the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity and availability of Personal Information collected, owned, controlled or held by Parent or any Parent Subsidiary, and (B) the integrity and availability of any information or operational technology systems, or Software applications used by or on behalf of Parent or any Parent Subsidiary, (ii) there has not been any loss, damage, or unauthorized disclosure, use of, or access to any Personal Information or Intellectual Property in the possession, custody or control of Parent or any Parent Subsidiary, and (iii) there has been no security incident that has compromised the integrity or availability of the information technology system, operational technology system or Software applications used, owned or operated by Parent or any Parent Subsidiary.

Section 5.19 Contracts. Each Contract that would be required to be filed as an exhibit to any Parent SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act) has been filed as an exhibit to or incorporated by reference in the Parent SEC Documents filed prior to the date of this Agreement (each, a “Parent Contract”). Subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, each Parent Contract is a valid and binding agreement of Parent or a Parent Subsidiary, as the case may be, and is in full force and effect. None of Parent, any Parent Subsidiary or, to the knowledge of Parent, any other party thereto is in default or breach in any material respect under the terms of any such Parent Contract. To the knowledge of Parent, as of the date hereof, no Person is seeking to terminate or challenging the validity or enforceability of any Parent Contract.

Section 5.20 Suppliers. Section 5.20 of the Parent Disclosure Letter sets forth a true and complete list of the ten largest (measured by gross expenditures by Parent and the Parent Subsidiaries on a consolidated basis) suppliers (each, a “Parent Material Supplier”) to Parent and the Parent Subsidiaries for the period from January 1, 2019 to the date hereof. No Parent Material Supplier has terminated or cancelled in writing, or delivered written notification to Parent or any of the Parent Subsidiaries that it intends to terminate or cancel, or decreased materially or, to the knowledge of Parent, threatened to decrease or limit materially, its relationship with Parent or any of the Parent Subsidiaries. Since January 1, 2017, (a) neither Parent nor any Parent Subsidiary has been engaged adversely in a Proceeding with any Parent Material Supplier and (b) there has been no change in the pricing or other terms under any Contract with any Parent Material Supplier that is material and adverse to Parent and the Parent Subsidiaries, taken as a whole.

Section 5.21 Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Parent Subsidiary is in compliance, and since January 1, 2017 has complied, with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) no notice of violation, notification of liability, demand, request for information, citation, summons or Order relating to or arising out of any Environmental Law has been received by Parent or any Parent Subsidiary, and (b) no complaint has been filed, no penalty or fine has been assessed or, to the knowledge of Parent, is threatened and no Proceeding is pending or, to the knowledge of Parent, threatened by any Person involving Parent or any Parent Subsidiary, relating to or arising out of any Environmental Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, no Release or threatened Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or formerly owned, leased, operated or used by Parent or any Parent Subsidiary that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of Parent or any Parent Subsidiary under any Environmental Law. Parent has made available to the Company all environmental site assessments, audits, reports, investigations and studies generated since January 1, 2017 and in the possession, custody or control of Parent or any Parent Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by Parent or any Parent Subsidiary or otherwise relating to Parent’s or any Parent Subsidiary’s compliance with Environmental Laws.

Section 5.22 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Parent reasonably believes, based on past experience, is adequate for the businesses and operations of Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance). Neither Parent nor any Parent Subsidiary has received any written notice of any pending or threatened cancellation (other than in connection with ordinary renewals) or material premium increase (other than premium increases in the ordinary course) with respect to any such material insurance policy, and each Parent Subsidiary is in compliance with all conditions contained therein, except for such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all such material insurance policies are in full force and effect and (b) will not be affected by, or terminated or lapse by reason of, this Agreement or the consummation of the Merger. There is no material claim pending under any of Parent’s insurance policies as to which coverage has been denied by the underwriters of such policies.

Section 5.23 Foreign Corrupt Practices Act and International Trade Sanctions. Neither Parent, any Parent Subsidiary nor any of their respective directors or officers, nor, to the knowledge of Parent, any of their respective agents or employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) made, promised, offered or authorized any direct or indirect unlawful contributions, payments, gifts, entertainment or any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or any other Person, or established or maintained any unlawful or unrecorded funds in violation of Anti-Corruption Laws, (b) taken any action in violation of Anti-Corruption Laws, or (c) in the past five years violated, operated in noncompliance with, or engaged in any conduct sanctionable under, any applicable Sanctions. Neither Parent, nor any Parent Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf is a Person that is the subject or target of Sanctions, or owned or controlled by such a Person. Parent and each Parent Subsidiary has conducted their businesses in all material respects in compliance with Anti-Corruption Laws and has instituted and maintains in effect policies and procedures designed to ensure compliance by Parent, its Subsidiaries, and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws.

Section 5.24 Opinion of Financial Advisor. The Board of Directors of Parent has received a written opinion or an oral opinion to be subsequently confirmed in writing from SVB Leerink LLC (the “Parent Financial Advisor”), dated as of February 19, 2020, to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent. Promptly after the execution of this Agreement, Parent will furnish to the Company, solely for informational purposes, a true and complete copy of the written opinion of the Parent Financial Advisor.

Section 5.25 Brokers. No Person other than the Parent Financial Advisor is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 5.26 Transactions with Affiliates. To the knowledge of Parent and as of the date of this Agreement, since January 1, 2017, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in Parent SEC Documents filed prior to the date hereof.

Section 5.27 Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, estimates, projections and other forecasts for the business of the Company and the Company Subsidiaries and plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and, except to the extent expressly set forth in the representations and warranties made pursuant to Article IV, that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, any Company Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto. Nothing herein shall limit Parent’s or the Parent Subsidiaries’ remedies in the case of fraud in connection with the negotiation or execution of this Agreement.

Section 5.28 No Additional Representations. Each of Parent and Merger Sub acknowledges and agrees that except for the representations and warranties made by the Company in Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Covenants of the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.1, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or except as set forth in Section 6.1 of the Company Disclosure Letter, except as required by applicable Law or as otherwise expressly provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course of business, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, providers of order flow, customers, suppliers, licensors, licensees, distributors, business associates and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with the Company’s past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 6.1 of the Company Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by applicable Law, from the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.1, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a) amend or modify any of its Constituent Documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions by wholly-owned Company Subsidiaries to the Company or a wholly-owned Company Subsidiary, (ii) split, subdivide, consolidate, combine or reclassify any of its Securities or issue or allot, or propose or authorize the issuance or allotment of, any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, any of its Securities or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, other than (A) the acquisition or withholding by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the acquisition or withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of any restricted shares in connection with the forfeiture of such awards;

(c) issue, allot, sell, grant, pledge or otherwise encumber any Securities or Equity Rights, other than issuances of: (i) shares of Company Common Stock in connection with the exercise of Company Stock Options issued prior to the date of this Agreement pursuant to the Company Stock Plans in accordance with their terms as in effect on the date of this Agreement and (ii) any Securities of any Company Subsidiaries to the Company or any other wholly-owned Company Subsidiary;

(d) (i) merge or consolidate with any Person, or acquire the Securities in, or any material amount of assets of, any other Person, other than (A) transactions solely among the Company and one or more of its wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries or (B) acquisitions of inventory or equipment in the ordinary course of business, or (ii) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the dissolution of any inactive Company Subsidiary and reorganizations solely among Company Subsidiaries);

(e) sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights owned or held by the Company or any Company Subsidiary (including Securities of a Company Subsidiary) except (i) (A) pursuant to the terms of a Contract of the Company in effect as of the date of this Agreement (a copy of which has been made available, or the terms of such oral Contract have been disclosed in writing, to Parent prior to the date hereof), other than if the sale, lease, license, Lien, encumbrance, surrender, relinquishment or disposition would be, individually or in the aggregate, material and adverse to the Company or any of the Company Subsidiaries, or (B) any Contract of the Company entered into after the date hereof in accordance with Section 6.1(k), (ii) sales or dispositions of inventory or tangible personal property in the ordinary course of business, (iii) transactions solely among the Company and one or more of its wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries or (iv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than by the Company or any wholly-owned Company Subsidiary to or in the Company or any wholly-owned Company Subsidiary, (ii) create, incur, guarantee, assume or otherwise become liable for any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, or (iii) make or commit to make any capital expenditure other than as set forth in the Company’s capital budget set forth in Section 6.1(f)(iii) of the Company Disclosure Letter;

(g) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) pay any bonus or increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any of the current or former directors, officers, employees or consultants of the Company or any of the Company Subsidiaries, other than increases in base salary to any such individuals who are not directors or officers of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice that do not exceed 4% individually or 3% in the aggregate, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, or any compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or consultants of the Company or any of the Company Subsidiaries (or newly hired employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plan, (iv) grant any new awards under any Company Benefit Plan, (v) amend or modify any outstanding award under any Company Benefit Plan, (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (viii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (ix) forgive any loans, or issue any loans (other than routine advances issued in the ordinary course of business) to any of the Company’s or the Company Subsidiaries’ directors, officers, contractors or employees, or (x) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such employee or consultant will receive, or has received, annual base compensation in excess of $125,000;

(h) (i) settle or compromise any Proceeding solely for monetary damages if the amount to be paid, waived, released or assigned by the Company or any of the Company Subsidiaries, exclusive of amounts covered by insurance, exceeds as to any such Proceeding $1,000,000 or as to all such Proceedings in the aggregate $3,000,000 or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any Proceeding, and, in each case, that includes any admission of wrongdoing or criminal act, and which does not provide for a general release of all claims against the Company and its controlled Affiliates;

(i) (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes, (v) except as required by Law, change any of its methods, policies or practices of reporting income or deductions for U.S. federal income Tax purposes from those employed in the preparation of its U.S. federal income Tax Returns for the taxable year ended December 31, 2018, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or (vii) file any material amended Tax Return or (viii) incur any liability for Taxes other than in the ordinary course of business;

(j) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 6.1) that would prevent the Merger from constituting a Tax-free reorganization under Section 368(a) and related provisions of the Code;

(k) (i) modify or amend in any material respect, transfer, novate, assign or terminate, waive any rights under, any Company Contract, (ii) enter into any successor agreement to an expiring Company Contract that changes the terms of the expiring Company Contract in a way that is materially adverse to the Company and the Company Subsidiaries, taken as a whole, or (iii) except in the ordinary course of business consistent with past practice, enter into any new Contract that would have been considered a Company Contract if it were entered into at or prior to the date hereof;

(l) change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP, required by applicable Law or required by a Governmental Entity;

(m) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any Company Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage;

(n) (i) transfer, abandon, allow to lapse, or otherwise dispose of any rights to any Covered Product IP (to the extent Company or any Company Subsidiary has control over such actions, including pursuant to any Contract to which Company or any Company Subsidiary is a party) or material Company Owned Intellectual Property that is subject to a registration or application with a Governmental Entity, except for abandonment of provisional Patent applications or expiration of such Company Owned Intellectual Property in accordance with the applicable statutory period, or (ii) disclose any material Trade Secrets to any Person other than Parent or its Representatives, except under confidentiality agreements in the ordinary course of business;

(o) voluntarily terminate, suspend, abrogate, amend or modify any Company Permit in a manner materially adverse to the Company and the Company Subsidiaries, taken as a whole;

(p) (i) commence any clinical trial in respect of any pharmaceutical product if commencing such trial would require the Company to pay in funds in excess of $1,000,000, or (ii) enter into any new line of business that is material to the Company and the Company Subsidiaries, taken as a whole; or

(q) authorize, or agree or commit to do, any of the foregoing.

Section 6.2 Covenants of Parent. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.1, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or except as set forth in Section 6.2 of the Parent Disclosure Letter, except as required by applicable Law or as otherwise expressly provided for in this Agreement, Parent shall, and shall cause each of the Parent Subsidiaries to, conduct its business in the ordinary course of business, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, providers of order flow, customers, suppliers, licensors, licensees, distributors, business associates and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with Parent’s past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 6.2 of the Parent Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by applicable Law, from the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.1, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

(a) amend or modify any of its Constituent Documents;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions by wholly-owned Parent Subsidiaries to Parent or a wholly-owned Parent Subsidiary, (ii) split, subdivide, consolidate, combine or reclassify any of its Securities or issue or allot, or propose or authorize the issuance or allotment of, any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, any of its Securities or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of Parent or any Parent Subsidiary, other than (A) the acquisition or withholding by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of Equity Rights in order to pay the exercise price thereof, (B) the acquisition or withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans and (C) the acquisition by Parent of any restricted shares in connection with the forfeiture of such awards;

(c) issue, allot, sell, award, grant, pledge or otherwise encumber any Securities or Equity Rights, other than issuances of (i) Parent Common Stock in connection with Parent Equity Awards issued prior to the date of this Agreement pursuant to the Parent Stock Plans in accordance with their terms as in effect on the date of this Agreement, (ii) Equity Rights under the Parent Stock Plans to any newly hired or promoted employees or to employees for retention purposes or to employees as part of the annual equity grant cycle, in each case, in the ordinary course of business consistent with past practice and (iii) any Securities of any Parent Subsidiary to Parent or any other wholly-owned Parent Subsidiary;

(d) (i) merge or consolidate with any Person, or acquire the Securities in, or any material amount of assets of, any other Person other than (A) transactions solely among Parent and one or more of its wholly-owned Subsidiaries or solely among Parent’s wholly-owned Subsidiaries or (B) acquisitions of inventory or equipment in the ordinary course of business, or (ii) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, restructuring, recapitalization or other reorganization of Parent or any of the Parent Subsidiaries (other than the dissolution of any inactive Parent Subsidiary and reorganizations solely among Parent Subsidiaries);

(e) (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Parent

Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes (v) except as required by Law, change any of its methods, policies or practices of reporting income or deductions for U.S. federal income Tax purposes from those employed in the preparation of its U.S. federal income Tax Returns for the taxable year ended December 31, 2018, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (vii) file any material amended Tax Return or (viii) incur any liability for Taxes other than in the ordinary course of business;

(f) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 6.2) that would prevent the Merger from constituting a Tax-free reorganization under Section 368(a) and related provisions of the Code;

(g) change any method of accounting or accounting principles or practices by the Parent or any Parent Subsidiary, except for any such change required by a change in GAAP, required by applicable Law or required by a Governmental Entity

(h) (i) transfer, abandon, allow to lapse, or otherwise finally dispose of any rights to any material Parent Owned Intellectual Property, except for abandonment of provisional Patent applications or expiration of Parent Owned Intellectual Property that is subject to a registration with a Governmental Entity in accordance with the applicable statutory period, or (ii) disclose any material Trade Secrets of the Parent or any Parent Subsidiary to any Person other than the Company or its Representatives, except under confidentiality agreements in the ordinary course of business; or

(i) authorize, or agree or commit to do, any of the foregoing.

Section 6.3 CVR Agreement. At or immediately prior to the Effective Time, Parent shall execute and deliver, and Parent will use reasonable best efforts to cause the Rights Agent to execute and deliver, the CVR Agreement, subject to any changes to the CVR Agreement that are requested by the Rights Agent and approved prior to the Effective Time by Parent and the Company (which approval, in the case of each of Parent and the Company, shall not be unreasonably withheld, conditioned or delayed).

Section 6.4 Nonregistrable CVRs. Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit A, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

Section 6.5 No Control. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation and Mailing of Joint Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date hereof (i) Parent and the Company shall prepare proxy materials relating to the Company Stockholders Meeting and the Parent Stockholders Meeting (together with all amendments and supplements thereto, the “Joint Proxy Statement/Prospectus”) and (ii) Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement/Prospectus will be included. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Parent’s prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus, and the Form S-4 and Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other party to be included therein. All filings by the Company with the SEC in connection with the Transactions and all mailings to the Company’s stockholders in connection with the Transactions shall be subject to the reasonable prior review and comment by Parent. All filings by Parent with the SEC in connection with the Transactions, including the Form S-4, and all mailings to the Parent stockholders in connection with the Transactions shall be subject to the reasonable prior review and comment by the Company. Each of Parent and the Company shall use commercially reasonable efforts to cause the Form S-4 and the Joint Proxy Statement/Prospectus to comply with the rules and regulations promulgated thereunder by the SEC.

(b) Each of the Company and Parent shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after its filing and keep the Form S-4 effective for so long as necessary to consummate the Transactions.

(c) Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments and advise the other Parties of any oral comments, with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC and will promptly provide the Company with a copy of all such filings and communications made with the SEC.

(d) The Company shall cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest reasonable practicable time after the Form S-4 is declared effective under the Securities Act. Parent shall cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest reasonable practicable time after the Form S-4 is declared effective under the Securities Act. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.

(e) If at any time prior to the Effective Time, (i) any event or change occurs (including, in the case of the Company, a Change in Recommendation or receipt of a Takeover Proposal or, in the case of Parent, a Parent Change in Recommendation or receipt of a Parent Takeover Proposal) with respect to the Parties or any of their respective Affiliates, officers or directors, which, in accordance with applicable Law, should be set forth in an amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that, in any such case, any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parties shall file as promptly as reasonably practicable with the SEC a mutually acceptable (acting reasonably) amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus and, to the extent required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Parties.

Section 7.2 Stockholder Meetings.

(a) As promptly as reasonably practicable after the Form S-4 is declared effective (and, in the case of clause (iii), within 40 days of the Company Record Date), the Company shall, in consultation with Parent, in accordance with applicable Law, the rules of any applicable Self-Regulatory Organization and the Company’s Constituent Documents, (i) establish a record date (the “Company Record Date”) for, duly call and give notice of a meeting of the stockholders of the Company (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval (and will use reasonable best efforts to conduct “broker searches” in a manner to enable the Company Record Date to be held promptly following the effectiveness of the Form S-4), (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company Stockholders Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Company Stockholders Meeting. Subject to Section 7.5(d) (Company No Solicitation), the Company shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Company Stockholders Meeting or any adjournment, postponement or delay thereof, and shall comply with all legal requirements applicable to the Company Stockholders Meeting. The Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Company Stockholders Meeting; provided that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholders Meeting (A) if, after consultation with Parent, the Company believes in good faith that such adjournment, postponement or delay is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that the Board of Directors of the Company has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, (B) for an absence of a quorum or (C) if the Parent Stockholders Meeting has been adjourned, postponed or otherwise delayed by Parent in accordance with Section 7.2(b), to the extent necessary to enable the Company Stockholders Meeting and the Parent Stockholders Meeting to be held within a single period of 24 consecutive hours as contemplated by Section 7.2(d). Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Company Stockholders Meeting more than a total of three times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement, adjournment or delay pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding 10 Business Days. Without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than a proposal relating to executive compensation as required by applicable Law and an adjournment proposal) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting. Subject to Section 7.5(d), neither the Board of Directors of the Company nor any committee thereof, shall (x) withdraw or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), the Company Recommendation, (y) take any public action or make any public statement in connection with the Company Stockholders Meeting adverse to such Company Recommendation or (z) recommend, adopt, endorse or approve, or propose publicly to recommend, adopt, endorse or approve, any Takeover Proposal (any of the actions described in clauses (x), (y) or (z), a “Change in Recommendation”); provided that the Board of Directors of the Company may make a Change in Recommendation in accordance with Section 7.5(d) (Company No Solicitation); provided, further, that a determination by the Board of Directors of the Company that a Takeover Proposal constitutes a Superior Proposal in accordance with Section 7.5, that an Intervening Event has occurred in accordance with Section 7.5(d) or the delivery of any notices to Parent by the Company pursuant to Section 7.5(d) shall not, in and of itself, constitute a Change in

Recommendation; and provided, further that each of Parent and Merger Sub acknowledge and agree that no public or private statement, discussion, activity, act, omission or event occurring prior to the Execution Date of which Parent has knowledge shall constitute or be the basis for a Change in Recommendation. Subject to Section 7.5(d), the Joint Proxy Statement/Prospectus shall include the Company Recommendation.

(b) As promptly as reasonably practicable after the Form S-4 is declared effective (and, in the case of clause (iii), within 40 days of the Company Record Date), Parent shall, in consultation with the Company, in accordance with applicable Law, the rules of any applicable Self-Regulatory Organization and Parent’s Constituent Documents, (i) establish a record date (which date shall be the same as the Company Record Date) (the “Parent Record Date”) for, duly call and give notice of a meeting of the stockholders of Parent (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval (and will use reasonable best efforts to conduct “broker searches” in a manner to enable the Parent Record Date to be held on the same day as the Company Record Date), (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Parent Stockholders Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Parent Stockholders Meeting. Subject to Section 7.19(d) (Parent No Solicitation), Parent shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Stockholder Approval to be received at the Parent Stockholders Meeting or any adjournment, postponement or delay thereof, and shall comply with all legal requirements applicable to the Parent Stockholders Meeting. Parent shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld conditioned or delayed), adjourn, postpone or otherwise delay the Parent Stockholders Meeting; provided that Parent may, notwithstanding the foregoing, without the prior written consent of the Company, adjourn, postpone or delay the Parent Stockholders Meeting (A) if, after consultation with the Company, Parent believes in good faith that such adjournment, postponement or delay is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Parent Stockholder Approval, or (2) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that the Board of Directors of Parent has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by Parent’s stockholders prior to the Parent Stockholders Meeting, (B) for an absence of a quorum or (C) if the Company Stockholders Meeting has been adjourned, postponed or otherwise delayed by the Company in accordance with Section 7.2(a), to the extent necessary to enable the Company Stockholders Meeting and the Parent Stockholders Meeting to be held within a single period of 24 consecutive hours as contemplated by Section 7.2(d). Notwithstanding the foregoing, Parent may not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Parent Stockholders Meeting more than a total of three times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement, adjournment or delay pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding 10 Business Days. Without the prior written consent of the Company (such consent not to be unreasonably withheld conditioned or delayed), the issuance of Parent Common Stock in connection with the Merger shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by Parent’s stockholders in connection with this Agreement and the Transactions, including any adjournment proposal) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting. Subject to Section 7.19(d), neither the Board of Directors of Parent nor any committee thereof, shall (x) withdraw or qualify (or amend or modify in a manner adverse to the Company) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to the Company), the Parent Recommendation, (y) take any public action or make any public statement in connection with the Parent Stockholders Meeting adverse to such Parent Recommendation or (z) recommend, adopt, endorse or approve, or propose publicly to recommend, adopt, endorse or approve, any Parent Takeover Proposal (any of the actions described in clauses (x), (y) or (z) a “Parent Change in

Recommendation”); provided, that the Board of Directors of Parent may make a Parent Change in Recommendation in accordance with Section 7.19(d); provided, further, that a determination by the Board of Directors of Parent that a Parent Takeover Proposal constitutes a Parent Superior Proposal in accordance with Section 7.19, a Parent Intervening Event has occurred in accordance with Section 7.19(d) or the delivery of any notices to the Company by Parent pursuant to Section 7.19(d) shall not, in and of itself, constitute a Parent Change in Recommendation. Subject to Section 7.19(d), the Joint Proxy Statement/Prospectus shall include the Parent Recommendation.

(c) Notwithstanding (i) any Change in Recommendation or Parent Change in Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of a Takeover Proposal, (iii) the public proposal or announcement or other submission to Parent or any of its Representatives of a Parent Takeover Proposal or (iv) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company and Parent under this Section 7.2 shall continue in full force and effect.

(d) Notwithstanding anything to the contrary herein, it is the intention of the parties that, and each of the parties shall reasonably cooperate and use their commercially reasonable efforts to cause, the date and time of the Company Stockholders Meeting and the Parent Stockholders Meeting to be coordinated such that they occur within a single period of 24 consecutive hours (and in any event as close in time as reasonably possible).

Section 7.3 Access to Information; Confidentiality.

(a) Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.1, upon reasonable notice, the Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of Parent access during normal business hours to the Company’s and the Company Subsidiaries’ properties, books, records, Contracts and personnel and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent all other information with respect to the Company as Parent may reasonably request.

(b) Notwithstanding anything to the contrary in this Section 7.3, none of the Company, Parent or any of their respective Subsidiaries shall be required to provide access to, disclose information to or assist or cooperate with the other party, in each case if such access, disclosure, assistance or cooperation (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client privilege with respect to such information, or (ii) would contravene any applicable Law or Contract to which the applicable party is a subject or bound; provided that the Company and Parent shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract in effect on the date hereof or after the date hereof and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns) and to provide such information as to the applicable matter as can be conveyed.

(c) The Company will use reasonable efforts to (i) continue to progress the Phase 3 CONDOR trial evaluating the diagnostic performance and clinical impact of PyL (18F-DCFPyL) to a readout of the top-line results and (ii) lock the main study databases for that trial by December 31, 2019. The main study databases shall contain information required to analyze the trial’s primary efficacy endpoints. The Company will grant Parent and its Representatives unrestricted access to the main study databases once locked, and the Company will also share with Parent and its advisors results of primary efficacy endpoints analysis within five Business Days after the main study databases are locked. The

Company will use reasonable efforts to provide Parent and its advisors with reasonable access and support from the trial’s lead investigator, the contract research organization hosting the main database, the contract research organization in charge of statistical analysis of the primary endpoints and the imaging core laboratory responsible for performing the central review of medical images. The Company authorizes Parent to have performed an independent review and analysis of trials data contained in the main study databases by an independent statistician selected by Parent.

(d) All information furnished pursuant to this Section 7.3 shall be subject to the confidentiality agreement, dated as of July 15, 2019, by and between the Company and Parent (the “Confidentiality Agreement”). No investigation pursuant to this Section 7.3 shall affect the representations, warranties or conditions to the obligations of the Parties contained herein.

Section 7.4 Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including obtaining as promptly as reasonably practicable any necessary consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions and authorizations of, and actions or nonactions by, and making as promptly as practicable all necessary filings, submissions and declarations with, any Governmental Entity, Self-Regulatory Organization or other third party necessary in connection with the consummation of the Transactions. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make or cause to be made the filings, submissions and declarations required of such party under the HSR Act and the Foreign Competition Laws with respect to the Transactions as promptly as practicable after the date of this Agreement (and in any event, in the case of the HSR Act, within 10 Business Days after the date of this Agreement), (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the FTC, the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or by any other Governmental Entity (including under any Foreign Competition Laws) in respect of such filings, submissions and declarations or the Transactions and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings, submissions and declarations and in connection with resolving, and use reasonable best efforts to resolve, any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filings, submissions and declarations or any of the Transactions. In addition, from the date hereof, if the Transactions are subject to ISRA, the Company shall undertake all steps necessary to comply with the requirements of ISRA imposed on account of the execution of this Agreement and consummation of the Transactions, including making or causing to be made any filings required thereunder within five days of the date hereof. To the extent not prohibited by applicable Law, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of any material correspondence, filing or communication between such Party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the Transactions. Prior to submitting or making any such correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the Parties shall, to the extent permitted by applicable Law, first provide the other Party with a copy of such correspondence, filing or communication in draft form and give such other Party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take account of all reasonable comments timely made by the other Party with respect thereto. To the extent permitted by applicable Law, each of the Parties shall ensure that the other Party is given the opportunity to attend any meetings with or other appearances before any Governmental Entity with respect to the Transactions. Neither Party shall agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any Governmental Entity (including the Antitrust Division) without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(b) For purposes of this Section 7.4, “reasonable best efforts” shall include, solely at Parent’s election, (i) vigorously defending, contesting and objecting to any Proceedings challenging this Agreement or the Transactions or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, (ii) executing settlements, undertakings, consent decrees, stipulations or other agreements, (iii) selling, divesting, holding separate or otherwise conveying, or agreeing to sell, divest, hold separate or otherwise convey, any particular assets or categories of assets or businesses of Parent, any Parent Subsidiary, the Company or any Company Subsidiary, (iv) terminating, relinquishing, modifying or waiving, or agreeing to terminate, relinquish, modify or waive, existing relationships, ventures, contractual rights, obligations or other arrangements of Parent, any Parent Subsidiary, the Company or any Company Subsidiary, (v) creating, or agreeing to create, any relationships, ventures, contractual rights, obligations or other arrangements of Parent, any Parent Subsidiary, the Company or any Company Subsidiary, (vi) taking or committing to take actions that after the Closing Date would limit the freedom of action of Parent or its Affiliates (including the Surviving Corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets and (vii) taking any other action as may be required by a Governmental Entity in order to (A) obtain all necessary consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions and authorizations of, and actions and non-actions by, any Governmental Entity or other third party as promptly as reasonably possible, but in any event before the Outside Date, or (B) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date; provided, however, that no action contemplated by clauses (i) through (vii) may be taken if such action would bind Parent, any Parent Subsidiary, the Company or any Company Subsidiary if the Closing does not occur.

Section 7.5 Company No Solicitation.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.1, except as otherwise set forth in this Section 7.5, the Company shall not, nor shall it authorize or permit any of the Company Subsidiaries to, and the Company shall use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate or solicit or knowingly facilitate, knowingly induce or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Takeover Proposal, (iii) submit to the stockholders of the Company for their approval or adoption any Takeover Proposal or (iv) agree or publicly announce an intention to take any of the foregoing actions. Except as otherwise set forth in Section 7.5(d), the Board of Directors of the Company or any committee thereof shall not approve, declare advisable, adopt or recommend, or publicly propose to approve, declare advisable, adopt or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than confidentiality agreements permitted under Section 7.5(b)(i)) (an “Alternative Acquisition Agreement”). The Company shall, and the Company shall cause the Company Subsidiaries and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith and immediately terminate the access of each such Person and its Representatives to any electronic data room maintained by or on behalf of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries shall modify, amend or terminate, or waive, release, fail to enforce or assign any provisions of, any confidentiality agreement (other than any standstill provision therein) to which it is a party relating to any Takeover Proposal or any inquiry, offer or proposal in connection therewith and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement (other than any standstill provision therein). Without limiting the foregoing, any violation of the restrictions set forth in this Section 7.5 by any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 7.5 by the Company.

(b) Notwithstanding the foregoing, prior to receipt of the Company Stockholder Approval, the Company may, in response to a bona fide written Takeover Proposal that was first received after the date hereof, was unsolicited and did not result from a breach of Section 7.5(a):

(i) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing provisions no less restrictive in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not contain a standstill provision; provided, further, that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with (and in any event on the same calendar day as) the time it is provided to such Person; and

(ii) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation), that (i) after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation (it being understood that the Company Financial Advisor is a financial advisor of nationally recognized reputation), such Takeover Proposal is, or would reasonably be expected to lead to, a Superior Proposal and (ii) after consultation with its outside legal counsel, the failure to furnish such information or participate in such discussions or negotiations with respect to such Takeover Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) As promptly as reasonably practicable after the receipt, directly or indirectly, by the Company of any Takeover Proposal or any proposal, offer or inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, and in any case within 24 hours after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal, proposal, offer or inquiry, (ii) the identity of the Person making any such Takeover Proposal, proposal, offer or inquiry and (iii) the economic and other material terms and conditions of any such Takeover Proposal, proposal, offer or inquiry (including an unredacted copy of all written materials provided by such Person to the Company in connection with such Takeover Proposal, proposal, offer or inquiry and any amendments or modifications thereto). The Company shall promptly (and in any event within 24 hours) keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal, proposal, offer or inquiry (including any material changes thereto and copies of any additional written materials received by the Company, the Company Subsidiaries or their respective Representatives from the Person that submitted such Takeover Proposal or such proposal, offer or inquiry or such Person’s Representatives).

(d) Except as provided in this Section 7.5(d), neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, effect a Change in Recommendation. Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal (that has not been withdrawn) or an Intervening Event, effect a Change in Recommendation; provided that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, further, that the Board of Directors of the Company may not effect such a Change in Recommendation unless:

(i) the Board of Directors of the Company shall have first provided four Business Days’ prior written notice to Parent that it is prepared to effect a Change in Recommendation in response to a Superior Proposal or an Intervening Event (it being understood that delivery of such notice shall not in and of itself constitute a Change in Recommendation), which notice shall (A) in the case of a Superior Proposal, include the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company (including the identity of the Person making such Superior Proposal and a written summary of any material terms and conditions communicated orally), and shall attach the most current unredacted version of the relevant Alternative Acquisition Agreement (if any) with the Person making such Superior Proposal and unredacted copies of any other documents evidencing or specifying any other terms and conditions of such Takeover Proposal received from, or provided by, the Person making such Superior Proposal and (B) in the case of an Intervening Event, state in reasonable detail the material facts underlying, and the rationale and basis for, the determination that an Intervening Event has occurred (it being understood and agreed that an amendment to the material terms of such Superior Proposal or a material change to the facts and circumstances that are the basis for such Intervening Event shall require an updated notice and a new three Business Day period pursuant to this clause (i) during which period the Company shall be required to comply with this Section 7.5(d) anew with respect to such additional notice);

(ii) during such four Business Day period, the Company and its Representatives, to the extent reasonably requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner (A) in the case of a Superior Proposal, that the Takeover Proposal ceases to constitute a Superior Proposal or (B) in the case of an Intervening Event, to obviate the need to effect a Change in Recommendation; and

(iii) after taking into account any revised terms offered in writing by Parent, the Board of Directors of the Company determines in good faith (A) in the case of a Superior Proposal, after consultation with its legal counsel and financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal and (B) in the case of a Superior Proposal or Intervening Event, after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law.

(e) Nothing contained in this Section 7.5 shall prohibit the Company from complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that any such action taken or statement made that relates to a Takeover Proposal shall not be deemed to be a Change in Recommendation if the Board of Directors of the Company reaffirms the Company Recommendation in such statement or in connection with such action; provided, further, that neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by Section 7.5(d) (Change in Recommendation), effect a Change in Recommendation.

(f) For purposes of this Agreement:

(i) “Intervening Event” means a Change that is material to the Company and the Company Subsidiaries, taken as a whole, which was not known by, or if known, the effect of which was not reasonably foreseeable by, the Board of Directors of the Company as of or prior to the date hereof (which Change does not relate to a Takeover Proposal), and which becomes known to the Board of Directors of the Company prior to the Company Stockholder Approval; provided, however that none of the following shall constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Intervening Event: (A) any changes in the market price or trading volume of Company Common Stock or Parent Common Stock, in and of itself; (B) the fact that, in and of itself, the Company or any of the Company Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to events described in clauses (A) and (B) may be taken into account in determining whether there has been an Intervening Event if such facts are not otherwise excluded under this definition); (C) any regulatory or clinical Changes relating to any Company Product (including (1) any regulatory actions, requests, recommendations or decisions of any Governmental Entity relating to any Company Product or any other regulatory or clinical development relating to any Company Product, and (2) any clinical trials, studies, tests or results or announcements thereof with respect to any Company Product); and (D) the research, development, testing, distribution, sale, supply, license, marketing, promotion, manufacturing or commercialization of any Company Product.

(ii) “Superior Proposal” means an unsolicited bona fide written Takeover Proposal that was first received after the date hereof that (x) did not result from a breach of Section 7.5 and (y) the Board of Directors of the Company determines, in good faith, after consultation with its outside legal counsel and its financial advisor, (A) is reasonably likely to be consummated in accordance with its terms (if accepted), taking into account all legal, regulatory and financing aspects (including certainty of closing and, to the extent third party financing is required, that such financing is then fully committed on customary terms and conditions) of such Takeover Proposal and the Person making the proposal and other aspects of the Takeover Proposal that the Board of Directors of the Company deems relevant, and (B) if consummated, would result in a transaction more favorable from a financial point of view to the holders of Company Common Stock (solely in their capacity as such) than the Transactions; provided, however, that, for the purposes of this definition of “Superior Proposal,” the term “Takeover Proposal” shall have the meaning assigned to such term herein, except that references to “15%” in such definition shall be deemed to be references to “50%”.

(iii) “Takeover Proposal” means any inquiry, proposal or offer from any Person, other than Parent and the Parent Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of the Company Subsidiaries (including Securities of any Company Subsidiaries) equal to 15% or more of the consolidated assets of the Company and the Company Subsidiaries, or to which 15% or more of the revenues of the Company and the Company Subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, (B) direct or indirect acquisition from the Company or issuance (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity or voting securities of the Company, (C) tender offer or exchange offer that, if consummated, would result in such Person Beneficially Owning 15% or more of any class of equity or voting securities of the Company, or (D) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any of the Company Subsidiaries, under which (1) such Person would, directly or indirectly, acquire assets equal to 15% or more of the consolidated assets of the Company and the Company Subsidiaries, or to which 15% or more of the revenues of the Company and the Company Subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, or (2) the stockholders or equityholders of such Person immediately after giving effect to such transaction(s) would Beneficially Own 15% or more of any class of equity or voting securities of the Company or the surviving or resulting entity in such transaction(s).

Section 7.6 Employee Matters.

(a) Parent agrees that each Continuing Employee shall be provided, (i) for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or the first anniversary of the Closing Date, with (A) base compensation and target annual cash incentive opportunity that are not less than the base compensation and target annual cash incentive opportunity provided by the Company to such Continuing Employee immediately prior to the date of this Agreement, and (B) severance benefits that are substantially comparable in the aggregate to the severance benefits for which such employees were eligible immediately prior to the Closing, and (ii) for a period extending until the earlier of the termination of such Continuing Employee’s employment with such entities or December 31, 2020, with other employee benefits (excluding any defined benefit pension, and post-employment or retiree benefits) that are substantially comparable in the aggregate as the other employee benefits provided to such employees immediately prior to the Closing. Notwithstanding the foregoing, following the Closing, each Continuing Employee shall participate in Parent’s 401(k) plan on terms substantially comparable with those of similarly situated employees of Parent and Parent shall cause a 401(k) plan sponsored by Parent, the Surviving Corporation or one of their Affiliates to accept rollovers of distributions from the Company’s 401(k) plan to such Continuing Employees to the extent elected by such Continuing Employees and to the extent permitted under applicable law or tax qualification requirements, and such rollovers shall include in-kind rollovers of outstanding loan balances of such Continuing Employees to the extent elected by the Continuing Employees. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant Affiliate to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plans as of the Closing Date.

(b) Except to the extent necessary to avoid the duplication of benefits, the Surviving Corporation shall use commercially reasonable efforts to recognize the service of each Continuing Employee with the Company or its Affiliates before the Effective Time as if such service had been performed with Parent or its Affiliates (i) for purposes of eligibility and vesting under any employee benefit plans (including Parent’s 401(k) plan) and programs of the Parent, of the Surviving Corporation or any of their Affiliates (the “Surviving Corporation Plans”) in which the Continuing Employee participates after the Effective Time, and (ii) for benefit accrual purposes under any Surviving Corporation Plan that is a vacation or severance plan in which the Continuing Employee participates after the Effective Time; provided, that such recognition of service shall not apply for purposes of any plan or arrangement that is a defined benefit pension plan or that is grandfathered or frozen, either with respect to level of benefits or participation or for any post-retirement health or welfare plan.

(c) With respect to any health and welfare plan maintained by the Surviving Corporation or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Corporation and its Affiliates shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d) Parent shall, or shall cause the Surviving Corporation or its Affiliates to, assume and honor in accordance with their terms all Company Benefit Plans that are deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and written employment, severance, retention, incentive, change in control and termination agreements

(including any change in control provisions therein) applicable to employees of the Company, in the same manner and to the same extent that the Company would be required to perform and honor such plans, agreements and arrangements if the transactions contemplated by this Agreement had not been consummated including any right to amend or terminate such plans, agreements and arrangements pursuant to their terms. Nothing in this Agreement is intended to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of the Parent Benefit Plans or, after the Effective Time, any Company Benefit Plan in accordance their terms, (iii) prevent Parent, after the Effective Time, from terminating the employment of any Continuing Employee or (iv) create any third party beneficiary rights in any employee of the Company or any Company Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Company or Company Subsidiaries or under any benefit plan which Parent or the Company or Company Subsidiaries may maintain.

Section 7.7 Fees and Expenses. Except as provided in Section 9.4, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

Section 7.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, indemnify and hold harmless, each Person who is on the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time will be, serving as a director, officer, employee or agent of the Company or any Company Subsidiary or, at the request or for the benefit of the Company or any Company Subsidiary, as a director, trustee or officer of any other entity or any benefit plan (collectively, the “Indemnified Persons”), in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based on, or arising out of, or pertaining to the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of the Company Subsidiaries or any of their respective predecessors prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement or any of the Transactions) (a “Claim”), whether in any case such Claim is made before, on or after the Effective Time against any expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with any such threatened or actual Claim. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, advance expenses (including reasonable attorneys’ fees) incurred by an Indemnified Person who is on the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time will be, serving as a director or officer of the Company in defending any Claim in advance of the final disposition of such Claim upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company pursuant to this Section 7.8.

(b) Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c) For a period of six years after the Effective Time, the Surviving Corporation and each of its Subsidiaries shall, and Parent will cause the Surviving Corporation and each of its Subsidiaries to, cause to be maintained in effect provisions in the Constituent Documents of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors, employees and agents and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Constituent Documents of the Company in existence on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals. From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(d) Prior to the Closing Date, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of or following the Effective Time to, purchase a six year prepaid “tail” policy on the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) (“D & O Insurance”); provided that the Company shall not pay, and the Surviving Corporation shall not be required to pay, for such “tail” policy more than 300% of the current annual premium paid by the Company for such D & O Insurance. If the Company or the Surviving Corporation shall for any reason fail to obtain such “tail” policy, the Surviving Corporation or Parent shall maintain for a period of six years after the Effective Time such D & O Insurance (provided that the Surviving Corporation or Parent (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured); provided that in no event shall the Surviving Corporation or Parent be required to pay in any one year more than 300% of the current annual premium paid by the Company for such D & O Insurance; provided, further, that if the annual premiums of such D & O Insurance exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e) If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.8 (including this Section 7.8(e)).

(f) The obligations of Parent and the Surviving Corporation under this Section 7.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 7.8 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.8 applies shall be third party beneficiaries of this Section 7.8). The rights in this Section 7.8 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(g) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.8; provided that a court of competent jurisdiction has determined by a final, nonappealable order or judgment such Indemnified Person is entitled to indemnification hereunder.

Section 7.9 Public Announcements. The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent. Subject to Section 7.5 and Section 7.19, including any Change in Recommendation or Parent Change in Recommendation and except as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, Parent and the Company shall use commercially reasonable efforts to develop a joint communications plan and each Party shall (a) consult with the other Party prior to issuing any press releases or other public statements or communications with respect to the Transactions (except to the extent that any such press releases or other public statements or communications are materially consistent with prior press releases or other public statements or communications made in accordance with this Section 7.9) and (b) consult with each other, and give each other the opportunity to review and comment upon, before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Transactions (except to the extent that any such press releases or other public statements or communications are materially consistent with prior press releases or other public statements or communications made in accordance with this Section 7.9). Neither Party shall be required by this Section 7.9 to consult with the other Party or any other Person with respect to a public announcement in connection with (i) in the case of the Company, a Change in Recommendation or, in accordance with Section 7.5(e), a Takeover Proposal and (ii) in the case of the Parent, a Parent Change in Recommendation or, in accordance with Section 7.19(e), a Parent Takeover Proposal.

Section 7.10 Notice of Certain Events.

(a) Each of Parent and the Company shall promptly notify the other after receiving or becoming aware of (i) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the Transactions, (ii) any Change that would have a Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent, (iii) any Proceeding commenced or, to its knowledge, threatened against, relating to or otherwise involving Parent or any of the Parent Subsidiaries or the Company or any of the Company Subsidiaries, as the case may be, that relates to the consummation of the Transactions and (iv) any Change that has occurred that would reasonably be expected to result in any of the conditions set forth in Article VIII not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.10(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice; provided, further, that, notwithstanding the foregoing, a failure to comply with this Section 7.10(a) shall not constitute the failure of any condition set forth in Article VIII to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article VIII to be satisfied.

(b) The Company shall (i) promptly notify Parent of receipt by the Company of any material oral or written communications relating to the Merger or the Transactions contemplated hereby from any Five Percent Holder or any of its Affiliates or Representatives, (ii) provide Parent with a reasonable opportunity to review and comment on any written communication to such Five Percent Holder specifically (and not to Company stockholders generally) and any filings by the Company with any Governmental Entity or national securities exchange related to any such communication or to filings with the SEC by any Five Percent Holder (or member of a group that is a Five Percent Holder), which comments the Company shall consider in good faith, and (iii) keep Parent apprised of, and consult with Parent with respect to, the strategy related thereto. No Contract relating to a Five Percent Holder shall be agreed to or made by the Company or its Affiliate without Parent’s prior written consent if such Contract shall bind or adversely affect the Company or any of the Company Subsidiaries after the Effective Time.

Section 7.11 Listing of Shares of Parent Common Stock; Form S-8. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq Global Market, subject to official notice of issuance, prior to the Closing Date. Promptly after the Effective Time (but in no event later than 10 Business Days following the Effective Time), Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) relating to the shares of Parent Common Stock issuable with respect to the Parent Stock Options to be issued to the holders of Company Stock Options as contemplated by Section 2.7.

Section 7.12 Section 16 of the Exchange Act. Prior to the Effective Time, each of Parent and the Company shall take all reasonable actions intended to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) and acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article II and Article III by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.13 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the Transactions, the Company shall use all reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions.

Section 7.14 Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any Proceeding brought by any stockholder of the Company against the Company and/or its directors, and shall keep Parent reasonably informed regarding any such Proceeding. The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of any such Proceeding, shall give due consideration to Parent’s advice with respect to such Proceeding and shall not settle any such Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed). Parent shall promptly advise the Company orally and in writing of any Proceeding brought by any stockholder of Parent against Parent and/or its directors, and shall keep the Company reasonably informed regarding any such Proceeding.

Section 7.15 Tax Matters.

(a) The Parties hereto agree not to report or take any position for U.S. federal, state or local income tax purposes that is inconsistent with the Intended Tax Treatment, except to the extent required by a “determination” as defined in Section 1313(a) of the Code. Prior to the Effective Time, each of Parent and the Company shall deliver certificates of officers of Parent and the Company, in each case, substantially in the form attached hereto as Exhibit C and Exhibit D.

(b) From the date of this Agreement and through the Closing Date, the Parties agree to use commercially reasonable efforts to consider in good faith alternative transaction structures for the purpose of achieving certain business objectives of the Surviving Corporation and its Affiliates after the Closing; provided, that no such structures shall result in a material adverse effect to the Company, Parent or the Surviving Corporation, including any material adverse effect on the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code and each Party’s determination as to whether to undertake such alternative transaction structures will be made at the sole discretion of such Party.

Section 7.16 Stock Exchange Delisting; Exchange Act Deregistration. Following the Effective Time, each of the Surviving Corporation and Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of The Nasdaq Stock Market LLC to enable the delisting of Company Common Stock from The Nasdaq Stock Market LLC on the Closing Date and the deregistration of Company Common Stock under the Exchange Act as soon as practicable after the Effective Time.

Section 7.17 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.18 Owned Shares. Parent shall vote or caused to be voted all shares of Company Common Stock owned, beneficially or of record, by it or any of its controlled Affiliates in favor of the Company Stockholder Approval. The Company shall vote or caused to be voted all shares of Parent Common Stock owned, beneficially or of record, by it or any of its controlled Affiliates in favor of the Parent Stockholder Approval.

Section 7.19 Parent No Solicitation.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.1, except as otherwise set forth in this Section 7.19, Parent shall not, nor shall it authorize or permit any of the Parent Subsidiaries to, and Parent shall use reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate or solicit or knowingly facilitate, knowingly induce or knowingly encourage any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Takeover Proposal, (iii) submit to the stockholders of Parent for their approval or adoption any Parent Takeover Proposal or (iv) agree or publicly announce an intention to take any of the foregoing actions. Except as otherwise set forth in Section 7.19(d), the Board of Directors of Parent or any committee thereof shall not approve, declare advisable, adopt or recommend, or publicly propose to approve, declare advisable, adopt or recommend, or allow Parent or any Parent Subsidiary to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any Parent Takeover Proposal (other than confidentiality agreements permitted under Section 7.19(b)(i)) (a “Parent Alternative Acquisition Agreement”). Parent shall, and Parent shall cause the Parent Subsidiaries and shall use reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Parent Takeover Proposal and will request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith and immediately terminate the access of each such Person and its Representatives to any electronic data room maintained by or on behalf of Parent or any of the Parent Subsidiaries. Neither Parent nor any of the Parent Subsidiaries shall modify, amend or terminate, or waive, release, fail to enforce or assign any provisions of, any confidentiality agreement (other than any standstill provision therein) to which it is a party relating to any Parent Takeover Proposal or any inquiry, offer or proposal in connection therewith and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement (other than any standstill provision therein). Without limiting the foregoing, any violation of the restrictions set forth in this Section 7.19 by any Representative of Parent or any of the Parent Subsidiaries shall be deemed to be a breach of this Section 7.19 by Parent.

(b) Notwithstanding the foregoing, prior to receipt of the Parent Stockholder Approval, Parent may, in response to a bona fide written Parent Takeover Proposal that was first received after the date hereof, was unsolicited and did not result from a breach of Section 7.19(a):

(i) furnish information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing provisions no less restrictive in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not contain a standstill provision; provided, further, that all such information provided to such Person has previously been provided to the Company or is provided to the Company prior to or substantially concurrently with (and in any event on the same calendar day as) the time it is provided to such Person; and

(ii) participate in discussions or negotiations with such Person or its Representatives regarding such Parent Takeover Proposal;

provided, in each case, that the Board of Directors of Parent determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation), that (i) after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation (it being understood that the Parent Financial Advisor is a financial advisor of nationally recognized reputation), such Parent Takeover Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and (ii) after consultation with its outside legal counsel, the failure to furnish such information or participate in such discussions or negotiations with respect to such Parent Takeover Proposal would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c) As promptly as reasonably practicable after the receipt, directly or indirectly, by Parent of any Parent Takeover Proposal or any proposal, offer or inquiry with respect to, or that would reasonably be expected to lead to, any Parent Takeover Proposal, and in any case within 24 hours after the receipt thereof, Parent shall provide oral and written notice to the Company of (i) such Parent Takeover Proposal, proposal, offer or inquiry, (ii) the identity of the Person making any such Parent Takeover Proposal, proposal, offer or inquiry and (iii) the economic and other material terms and conditions of any such Parent Takeover Proposal, proposal, offer or inquiry (including an unredacted copy of all written materials provided by such Person to Parent in connection with such Parent Takeover Proposal, proposal, offer or inquiry and any amendments or modifications thereto). Parent shall promptly (and in any event within 24 hours) keep the Company reasonably informed of any material developments with respect to any such Parent Takeover Proposal, proposal, offer or inquiry (including any material changes thereto and copies of any additional written materials received by Parent, the Parent Subsidiaries or their respective Representatives from the Person that submitted such Parent Takeover Proposal or such proposal, offer or inquiry or such Person’s Representatives).

(d) Except as provided in this Section 7.19(d), neither the Board of Directors of Parent nor any committee thereof shall, directly or indirectly, effect a Parent Change in Recommendation. Notwithstanding the foregoing, at any time prior to receipt of the Parent Stockholder Approval, the Board of Directors of Parent may, in response to a Parent Superior Proposal (that has not been withdrawn) or a Parent Intervening Event, effect a Parent Change in Recommendation; provided that the Board of Directors of Parent determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, further, that the Board of Directors of Parent may not effect such a Parent Change in Recommendation unless:

(i) the Board of Directors of Parent shall have first provided four Business Days’ prior written notice to the Company that it is prepared to effect a Parent Change in Recommendation in response to a Parent Superior Proposal or a Parent Intervening Event (it being understood that the delivery of such notice shall not in and of itself constitute a Parent Change in Recommendation), which notice shall (A) in the case of a Parent Superior Proposal, include the material terms and conditions of the Parent Superior Proposal that is the basis of the proposed action of the Board of Directors of Parent (including the identity of the Person making such Parent Superior Proposal and a written summary of any material terms and conditions communicated orally), and shall attach the most current unredacted version of the relevant Parent Alternative Acquisition Agreement (if any) with the Person making such Parent Superior Proposal and unredacted copies of any other documents evidencing or specifying any other terms and conditions of such Parent Takeover Proposal received from, or provided by, the Person making such Parent Superior Proposal and (B) in the case of a Parent Intervening Event, state in reasonable detail the material facts underlying, and the rationale and basis for, the determination that a Parent Intervening Event has occurred (it being understood and agreed that an amendment to the material terms of such Parent Superior Proposal or a material change to the facts and circumstances that are the basis for such Parent Intervening Event shall require an updated notice and a new three Business Day period pursuant to this clause (i) during which period Parent shall be required to comply with this Section 7.19(d) anew with respect to such additional notice);

(ii) during such four Business Day period, Parent and its Representatives, to the extent reasonably requested by the Company, engaged in good faith negotiations with the Company to amend this Agreement in such a manner (A) in the case of a Parent Superior Proposal, that the Parent Takeover Proposal ceases to constitute a Parent Superior Proposal or (B) in the case of a Parent Intervening Event, to obviate the need to effect a Parent Change in Recommendation; and

(iii) after taking into account any revised terms offered in writing by the Company, the Board of Directors of Parent determines in good faith (A) in the case of a Parent Superior Proposal, after consultation with its legal counsel and financial advisor, that such Parent Takeover Proposal continues to constitute a Parent Superior Proposal and (B) in the case of a Parent Superior Proposal or a Parent Intervening Event, after consultation with its outside legal counsel, that the failure to make a Parent Change in Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law.

(e) Nothing contained in this Section 7.19 shall prohibit Parent from complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act in respect of any Parent Takeover Proposal or making any disclosure to the stockholders of Parent if the Board of Directors of Parent determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that any such action taken or statement made that relates to a Parent Takeover Proposal shall not be deemed to be a Parent Change in Recommendation if the Board of Directors of Parent reaffirms the Parent Recommendation in such statement or in connection with such action; provided, further, that neither the Board of Directors of Parent nor any committee thereof shall, except as expressly permitted by Section 7.19(d) (Parent No Solicitation), effect a Parent Change in Recommendation.

(f) For purposes of this Agreement:

(i) “Parent Intervening Event” means a Change that is material to Parent and the Parent Subsidiaries, taken as a whole, which was not known by, or if known, the effect of which was not reasonably foreseeable by, the Board of Directors of Parent as of or prior to the date hereof (which Change does not relate to a Parent Takeover Proposal), and which becomes known to the Board of Directors of Parent prior to the Parent Stockholder Approval; provided, however that none of the following shall constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event: (A) any changes in the market price or trading volume of Company Common Stock or Parent Common Stock, in and of itself; (B) the fact that, in and of itself, Parent or any of the Parent Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to events described in clauses (A) and (B) may be taken into account in determining whether there has been a Parent Intervening Event if such facts are not otherwise excluded under this definition); (C) any regulatory or clinical Changes relating to any Parent Product (including (1) any regulatory actions, requests, recommendations or decisions of any Governmental Entity relating to any Parent Product or any other regulatory or clinical development relating to any Parent Product, and (2) any clinical trials, studies, tests or results or announcements thereof with respect to any Parent Product); and (D) the research, development, testing, distribution, sale, supply, license, marketing, promotion, manufacturing or commercialization of any Parent Product.

(ii) “Parent Superior Proposal” means an unsolicited bona fide written Parent Takeover Proposal that was first received after the date hereof that (x) did not result from a breach of Section 7.19 and (y) the Board of Directors of Parent determines, in good faith, after consultation with its outside legal counsel and its financial advisor, (A) is reasonably likely to be consummated in accordance with its terms (if accepted), taking into account all legal, regulatory and financing aspects (including certainty of closing and, to the extent third party financing is required, that such financing is then fully committed on customary terms and conditions) of such Parent Takeover Proposal and the Person making the proposal and other aspects of the Parent Takeover Proposal that the Board of Directors of Parent deems relevant, and (B) if consummated, would result in a transaction more favorable from a financial point of view to the holders of Parent Common Stock (solely in their capacity as such) than the Transactions; provided, however, that, for the purposes of this definition of “Parent Superior Proposal,” the term “Parent Takeover Proposal” shall have the meaning assigned to such term herein, except that references to “15%” in such definition shall be deemed to be references to “50%”.

(iii) “Parent Takeover Proposal” means any inquiry, proposal or offer from any Person, other than the Company and the Company Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Parent or any of the Parent Subsidiaries (including Securities of any Parent Subsidiaries) equal to 15% or more of the consolidated assets of Parent and the Parent Subsidiaries, or to which 15% or more of the revenues of Parent and the Parent Subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, (B) direct or indirect acquisition from Parent or issuance (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity or voting securities of Parent, (C) tender offer or exchange offer that, if consummated, would result in such Person Beneficially Owning 15% or more of any class of equity or voting securities of Parent, or (D) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving Parent or any of the Parent Subsidiaries, under which (1) such Person would, directly or indirectly, acquire assets equal to 15% or more of the consolidated assets of Parent and the Parent Subsidiaries, or to which 15% or more of the revenues of Parent and the Parent Subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, or (2) the stockholders or equityholders of such Person immediately after giving effect to such transaction(s) would Beneficially Own 15% or more of any class of equity or voting securities of Parent or the surviving or resulting entity in such transaction(s).

Section 7.20 Credit Facility. Upon the written notice from Parent to the Company (such notice to be delivered at least ten (10) Business Days prior to the Closing Date), the Company shall, and shall cause the Company Subsidiaries to, deliver all customary notices and take all other reasonably necessary actions to facilitate the termination on the Closing Date of all commitments in respect of the Credit Facility, the repayment in full on the Closing Date of all outstanding obligations in respect of the Indebtedness thereunder, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith, in each case pursuant to the delivery to Parent at least three Business Days prior to the Closing of an executed payoff letter with respect to the Credit Facility (the “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Credit Facility relating to the assets, rights and properties of the Company or any of the Company Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated. The obligations of the Company pursuant to this Section 7.20 shall be subject to Parent or Merger Sub providing or causing to be provided all funds required to effect all such repayments at or prior to the Effective Time; provided that, no such repayment shall be required to be made prior to the Effective Time.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or (to the extent permitted by applicable Law) waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq Global Market.

(c) HSR Act. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued and remain in effect, by a Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (collectively, “Restraints”).

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct as of the date of this Agreement (and, to the extent expressly provided therein, as of the Execution Date) and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not constitute a Material Adverse Effect; provided, however, that, notwithstanding the foregoing, (i) the representations and warranties set forth in Section 4.11(b) (Absence of Certain Changes) shall be true and correct in all respects and (ii) each of the Company Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct in all material respects except, with respect to the representations and warranties contained in Section 4.2(b) (Subsidiaries) and Section 4.3 (Capitalization), for de minimis inaccuracies, in the case of each of clause (i) and clause (ii), as of the date of this Agreement (and, to the extent expressly provided therein, as of the Execution Date) and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred a Change that has had or would reasonably be expected to have, individually or in the aggregate with all other Changes, a Material Adverse Effect and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Parent Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement (and, to the extent expressly provided therein, as of the Execution Date) and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not constitute a Parent Material Adverse Effect; provided, however, that, notwithstanding the foregoing, (i) the representations and warranties set forth in Section 5.11(b) (Absence of Certain Changes) shall be true and correct in all respects and (ii) each of the Parent Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct in all material respects except, with respect to the representations and warranties contained in Section 5.2(b) (Subsidiaries) and Section 5.3 (Capitalization), for de minimis inaccuracies, in the case of each of clause (i) and clause (ii), as of the date of this Agreement (and, to the extent expressly provided therein, as of the Execution Date) and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) Outside Date. The Merger shall not have been consummated by July 1, 2020 (the “Outside Date”);

(ii) Restraint. Any Restraint (other than a temporary restraining order, preliminary injunction or similar non-permanent Order) having any of the effects set forth in Section 8.1(d) (No Injunctions or Restraints; Illegality) shall be in effect and shall have become final and non-appealable;

(iii) No Company Stockholder Approval. The Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or any adjournments or postponements thereof; or

(iv) No Parent Stockholder Approval. The Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting or any adjournments or postponements thereof;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or directly resulted in, the failure of any such condition;

(c) by Parent, if:

(i) Breach by the Company. The Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to the Company by Parent of such breach or (y) the Outside Date and (B) would result in a failure of any condition set forth in Section 8.2(a) (Representations and Warranties) or Section 8.2(b) (Performance of Obligations of the Company); provided, that neither Parent nor Merger Sub is then in breach of this Agreement so as to cause any failure of any condition set forth in Section 8.3(a) (Representations and Warranties) or Section 8.3(b) (Performance of Obligations of Parent and Merger Sub);

(ii) Violation of No Solicitation. The Company or any of the Company Subsidiaries or their respective Representatives shall have Willfully Breached any of their respective obligations under Section 7.5 (Company No Solicitation); or

(iii) Failure to Recommend or Change in Recommendation. The Board of Directors of the Company shall (A) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus, (B) effect a Change in Recommendation, (C) make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer and other than a “stop, look and listen” notice of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, or (D) if a Takeover Proposal (other than a Takeover Proposal subject to Regulation 14D) shall have been publicly announced or disclosed (other than by Parent, its Affiliates or its Representatives), fail to recommend against such Takeover Proposal or fail to reaffirm the Company Recommendation on or prior to the earlier of (I) 10 Business Days after such Takeover Proposal shall have been publicly announced or disclosed and (II) five Business Days prior to the Company Stockholders Meeting; provided, that Parent shall not have the right to terminate this Agreement pursuant to Section 9.1(c)(iii)(A), (B) or (D) if the Company Stockholder Approval has been obtained; or

(d) by the Company, if:

(i) Breach by Parent. Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to Parent or Merger Sub by the Company of such breach or (y) the Outside Date and (B) would result in a failure of any condition set forth in Section 8.3(a) (Representations and Warranties) or Section 8.3(b) (Performance of Obligations of Parent and Merger Sub); provided, that the Company is not then in breach of this Agreement so as to cause any failure of any condition set forth in Section 8.2(a) (Representations and Warranties) or Section 8.2(b) (Performance of Obligations of the Company);

(ii) Violation of Parent No Solicitation. Parent or any of the Parent Subsidiaries or their respective Representatives shall have Willfully Breached any of their respective obligations under Section 7.19 (Parent No Solicitation); or

(iii) Parent Change in Recommendation. The Board of Directors of Parent shall (A) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, (B) effect a Parent Change in Recommendation, (C) make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer and other than a “stop, look and listen” notice of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act or (D) if a Parent Takeover Proposal (other than a Parent Takeover Proposal subject to Regulation 14D) shall have been publicly announced or disclosed (other than by the Company, its Affiliates or its Representatives), fail to recommend against such Parent Takeover Proposal or fail to reaffirm the Parent Recommendation on or prior to the earlier of (I) 10 Business Days after such Parent Takeover Proposal shall have been publicly announced or disclosed and (II) five Business Days prior to the Parent Stockholders Meeting; provided, that the Company shall not have the right to terminate this Agreement pursuant to Section 9.1(d)(iii)(A), (B) or (D) if the Parent Stockholder Approval has been obtained.

Section 9.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 9.1 (Termination), the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except for the confidentiality provisions of Section 7.3 (Access to Information; Confidentiality) and the provisions of this Section 9.2 (Effect of Termination), Section 9.3 (Termination Fees), Section 9.4 (Parent Expenses) and Article X (General Provisions), each of which shall remain in full force and effect; provided, however, that, subject to the final sentence of Section 9.3(c), no Party shall be relieved or released from any liability or damages arising from a Willful Breach of any provision of this Agreement; provided, further, that in the event of a Willful Breach of this Agreement by the Company (as finally determined by a court of competent jurisdiction), following any termination of this Agreement, unless the Company has previously paid the Company Termination Fee pursuant to Section 9.3(a), Parent shall be entitled to $18,340,000 (the “Willful Breach Damages”). Each of the Parties acknowledges that the Willful Breach Damages are an integral part of this Agreement, and that the Willful Breach Damages are not a penalty, but rather is a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In addition, if the Company fails to pay in a timely manner the Willful Breach Damages when due and payable pursuant to this Section 9.2 (Effect of Termination), then (i) the Company shall reimburse Parent and Merger Sub for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Proceedings commenced and (ii) the Company shall pay to Parent and Merger Sub interest on the unpaid Willful Breach Damages from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%. Notwithstanding anything to the contrary in this Agreement, upon payment of the Willful Breach Damages pursuant to this Section 9.2 (Effect of Termination), none of the Company, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. In the event that the Willful Breach Damages have been actually paid by the Company pursuant to this Section 9.2, no Company Termination Fee shall be payable at any time pursuant to Section 9.3(a)(ii).

Section 9.3 Termination Fees.

(a) If:

(i) this Agreement is terminated pursuant to (A) Section 9.1(c)(ii) (Violation of No Solicitation), (B) Section 9.1(c)(iii) (Failure to Recommend or Change in Recommendation) or (C) Section 9.1(b)(iii) (No Company Stockholder Approval) if Parent has the right to terminate this Agreement pursuant to (1) Section 9.1(c)(ii) (Violation of No Solicitation) or (2) Section 9.1(c)(iii) (Failure to Recommend or Change in Recommendation) at the time of such termination of this Agreement; or

(ii) (A) this Agreement is terminated pursuant to Section 9.1(b)(i) (Outside Date), Section 9.1(b)(iii) (No Company Stockholder Approval) or Section 9.1(c)(i) (Breach by the Company), (B) (1) in the case of a termination pursuant to Section 9.1(b)(i) (Outside Date) or Section 9.1(c)(i) (Breach by the Company), a Takeover Proposal shall have been made to the Board of Directors of the Company or become publicly known, and not withdrawn, prior to the date of such termination, or (2) in the case of a termination pursuant to Section 9.1(b)(iii) (No Company Stockholder Approval), a Takeover Proposal shall have been made to the Board of Directors of the Company or become publicly known, and not publicly withdrawn, prior to the date of the Company Stockholders Meeting, and (C) within 12 months of such termination, the Company enters into a definitive agreement with any third party to consummate, or consummates, a Takeover Proposal;

then the Company shall pay, or cause to be paid, to Parent, by wire transfer of immediately available funds, an amount equal to $18,340,000 (the “Company Termination Fee”) (x) in the case of termination pursuant to clause (i) above, within two Business Days of the date of termination and (y) in the case of termination pursuant to clause (ii) above, within two Business Days of the date of the first to occur of (I) the execution of a definitive agreement relating to a Takeover Proposal and (II) consummation of a transaction relating to a Takeover Proposal; provided that, solely for purposes of this Section 9.3(a), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 7.5(f) (Company No Solicitation), except that all references to 15% shall be changed to 50%.

(b) If:

(i) this Agreement is terminated pursuant to (A) Section 9.1(d)(ii) (Violation of Parent No Solicitation), (B) Section 9.1(d)(iii) (Parent Change in Recommendation) or (C) Section 9.1(b)(iv) (No Parent Stockholder Approval) if the Company has the right to terminate this Agreement pursuant to (i) Section 9.1(d)(ii) (Violation of Parent No Solicitation) or (2) Section 9.1(d)(iii) (Parent Change in Recommendation) at the time of such termination of this Agreement; or

(ii) (A) this Agreement is terminated pursuant to Section 9.1(b)(i) (Outside Date), Section 9.1(b)(iv) (No Parent Stockholder Approval) or Section 9.1(d)(i) (Breach by Parent), (B) (1) in the case of a termination pursuant to Section 9.1(b)(i) (Outside Date) or Section 9.1(d)(i) (Breach by Parent), a Parent Takeover Proposal shall have been made to the Board of Directors of Parent or become publicly known, and not withdrawn, prior to the date of such termination, or (2) in the case of a termination pursuant to Section 9.1(b)(iv) (No Parent Stockholder Approval), a Parent Takeover Proposal shall have been made to the Board of Directors of Parent or become publicly known, and not publicly withdrawn, prior to the date of the Parent Stockholders Meeting, and (C) within 12 months of such termination, Parent enters into a definitive agreement with any third party to consummate, or consummates, a Parent Takeover Proposal, then Parent shall pay to the Company, by wire transfer of immediately available funds, an amount equal to $18,340,000 (the “Parent Termination Fee”) (x) in the case of termination pursuant to clause (i) above, within two Business Days of the date of termination and (y) in the case of termination pursuant to clause (ii) above, within two Business Days of the date of the first to occur of (I) the execution of a definitive agreement relating to a Parent Takeover Proposal and (II) consummation of a transaction relating to a Parent Takeover Proposal; provided that, solely for purposes of this Section 9.3(b), the term “Parent Takeover Proposal” shall have the meaning ascribed thereto in Section 7.19(f) (Parent No Solicitation), except that all references to 15% shall be changed to 50%.

(c) Each of the Parties acknowledges that the agreements contained in this Section 9.3 (Termination Fees) are an integral part of this Agreement, and that (i) the Company Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (ii) the Parent Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. In addition, if any Party fails to pay in a timely manner any amount due pursuant to Section 9.3(a) (Termination Fees) or Section 9.3(b) (Termination Fees), as applicable, then (i) such Party shall reimburse the other Party for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Proceedings commenced and (ii) such Party shall pay to the other Party interest on the amount payable pursuant to Section 9.3(a) (Termination Fees) or Section 9.3(b) (Termination Fees) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%. Notwithstanding anything to the contrary in this Agreement, (A) upon payment of the Company Termination Fee pursuant to this Section 9.3 (Termination Fees), none of the Company, any of the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (B) upon payment of the Parent Termination Fee pursuant to this Section 9.3 (Termination Fees), none of Parent, any of the Parent Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Section 9.4 Expense Reimbursement.

(a) Unless Parent is entitled to the Company Termination Fee pursuant to Section 9.3(a)(i), if this Agreement is validly terminated pursuant to Section 9.1(b)(iii) (No Company Stockholder Approval), then the Company shall pay to Parent an amount equal to the Parent Expenses within two Business Days after such termination by wire transfer of immediately available funds to an account designated by Parent (the “Company Expense Reimbursement”). In the event that the Parent Expenses have been actually paid by the Company pursuant to this Section 9.4(a), upon subsequent payment of the Company Termination Fee pursuant to Section 9.3(a)(ii) or the Willful Breach Damages pursuant to Section 9.2, the amount of the Parent Expenses shall be credited towards the payment of the Company Termination Fee or the Willful Breach Damages, as applicable.

(b) Each of the Parties acknowledges that the agreements contained in this Section 9.4 (Expense Reimbursement) are an integral part of this Agreement, and that the Company Expense Reimbursement is not a penalty, but rather is a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.4(a) (Expense Reimbursement), then (i) the Company shall reimburse Parent and Merger Sub for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Proceedings commenced and (ii) the Company shall pay to Parent and Merger Sub interest on the amount payable pursuant to Section 9.4(a) (Expense Reimbursement) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 7.8 (Directors’ and Officers’ Indemnification and Insurance)) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed by delivery receipt), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent or Merger Sub, to:

Lantheus Holdings, Inc.

331 Treble Cove Road

North Billerica, MA 02160

Attention:           General Counsel

Email:                 michael.duffy@lantheus.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention:	Morton A. Pierce, Esq.

Bryan J. Luchs, Esq.

Email:	morton.pierce@whitecase.com

bryan.luchs@whitecase.com

If to the Company, to:

Progenics Pharmaceuticals, Inc.

One World Trade Center, 47th Floor

New York, NY 10007

Attention:	David Mims, Chief Executive Officer
Email:	dmims@progenics.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Reb D. Wheeler
Email:	rwheeler@mayerbrown.com

Section 10.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “made available” shall be deemed to mean that such information was included in the Company’s electronic data room or Parent’s electronic data room, as applicable, or was otherwise provided to the applicable Party (as demonstrated by reasonable documentation), prior to the execution and delivery of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Any reference to a number of days shall refer to calendar days unless Business Days are specified. Any reference to “ordinary course of business” or any similar concept refers to the ordinary course of business of the Company and the Company Subsidiaries, taken as a whole, or of Parent and the Parent Subsidiaries, taken as a whole, in each case, consistent with past practices. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless expressly indicated otherwise in this Agreement: (i) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (ii) the date on which the representations and warranties set forth in Article IV and Article V are made by the Company or Parent or Merger Sub shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement and (iii) each reference to “this Agreement” or “herein” in the representations and warranties set forth in Article IV and Article V shall refer to the Original Merger Agreement.

Section 10.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Agreement.

Section 10.5 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits and the Parties’ disclosure letters hereto), the CVR Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than, after the Effective Time, (a) Section 7.8 (Directors’ and Officers’ Indemnification and Insurance) (which is intended to be for the benefit of the Indemnified Persons covered thereby and may be enforced by such Indemnified Persons), (b) the right of holders of Company Common Stock to receive the Merger Consideration, (c) the right of the holders of Company Stock Options to receive such amounts as provided for in Section 2.7 and (d) as set forth in Section 2.9.

Section 10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.8 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of the Company or the stockholders of Parent, but, after such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.9 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, except as provided in Section 8.1(a) (Stockholder Approvals), conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.10 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or Proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the action or Proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 10.2 (Notices) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(B).

Section 10.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that (a) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.11 shall not be required to provide any bond or other security in connection with any such order or injunction.

* * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amended and Restated Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PROGENICS PHARMACEUTICALS, INC.

By:	/s/ David Mims
Name:	David Mims
Title:	Chief Executive Officer

LANTHEUS HOLDINGS, INC.

By:	/s/ Mary Anne Heino
Name:	Mary Anne Heino
Title:	President and Chief Executive Officer

PLATO MERGER SUB, INC.

By:	/s/ Mary Anne Heino
Name:	Mary Anne Heino
Title:	President and Director